SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. [ ])

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Filed by a Party other than the Registrant  [ ]

Check the Appropriate Box:
[X]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Under Rule 14a-12

Drew Industries Incorporated
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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[ X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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[ ]  Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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DREW INDUSTRIES INCORPORATED

200 Mamaroneck Avenue
White Plains, New York 10601

Notice of Annual Meeting of Stockholders
to be held May 20, 2009

PRELIMINARY COPY

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of DREW INDUSTRIES INCORPORATED (the “Company”) will be held at The Renaissance Dallas Hotel, 2222 Stemmons Freeway, Dallas, Texas 75207 on May 20, 2009 at 9:00 A.M., for the following purposes:

(1)           To elect a Board of eight Directors;

(2)           To approve an amendment to the Company’s Restated Certificate of Incorporation to decrease the authorized number of shares from 50 million shares to 30 million shares;

(3)           To adopt an amendment to the Company’s 2002 Equity Award and Incentive Plan, as amended, to increase the number of shares subject to awards by 900,000 shares;

(4)           To ratify the selection of KPMG LLP as independent auditors for the Company for the year ending December 31, 2009; and

(5)           To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Holders of record of the Company’s Common Stock at the close of business on the 24th day of March, 2009 shall be entitled to vote on all matters to be considered at the meeting or any adjournment or postponement thereof.

A list of all stockholders entitled to vote at the meeting will be available for inspection for the ten days prior to the meeting at the office of the Company and will be available for inspection at the time of the meeting, at the place thereof.

By Order of the Board of Directors

LEIGH J. ABRAMS
Chairman of the Board of Directors
Dated: April 7, 2009
White Plains, N.Y.

NOTICE TO HOLDERS OF COMMON STOCK

IF YOU DO NOT EXPECT TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD SO THAT YOU WILL BE REPRESENTED.
A POST-PAID ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. IF YOU ARE VOTING OVER THE INTERNET, PLEASE DO NOT RETURN THE ENCLOSED PROXY CARD.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL STOCKHOLDER MEETING TO BE HELD ON MAY 20, 2009.

THIS PROXY STATEMENT AND OUR 2008 ANNUAL REPORT TO STOCKHOLDERS, INCLUDING OUR 2008 ANNUAL REPORT ON FORM 10-K, ARE AVAILABLE AT
HTTP://WWW.PROXYVOTE.COM.

DREW INDUSTRIES INCORPORATED

200 Mamaroneck Avenue
White Plains, New York 10601

PROXY STATEMENT

The accompanying Proxy is solicited by the Board of Directors of Drew Industries Incorporated, a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held at The Renaissance Dallas Hotel, 2222 Stemmons Freeway, Dallas, Texas 75207 on May 20, 2009 at 9:00 A.M., or any adjournment or postponement thereof, at which holders of record of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), at the close of business on March 24, 2009 (the “Record Date”) shall be entitled to vote on all matters considered at the meeting.

The cost of solicitation by the Company, including postage, printing and handling, and the expenses incurred by brokerage firms, custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners will be borne by the Company. The solicitation is to be made primarily by mail, but may be supplemented by telephone calls, telegrams and personal solicitation. Management may also use the services of directors and employees of the Company to solicit Proxies, without additional compensation.

All validly completed and executed Proxies received by Drew (whether by mail or the Internet) in time for the Annual Meeting will be voted for the Directors named in Proposal No. 1 in the manner indicated on the proxies and, if no contrary instructions are indicated, “FOR” Proposals 2, 3 and 4; if specific instructions are indicated, the Proxies will be voted in accordance with such instructions. Each Proxy executed and returned by holders of the Common Stock may be revoked at any time thereafter, except as to matters upon which, prior to such revocation, a vote shall have been cast pursuant to the authority conferred by such Proxy. A Proxy may be revoked by giving written notice of revocation to the Secretary of the Company or to any of the other persons named as proxies, or by giving a Proxy with a later date, or by attending the Annual Meeting and voting in person. This Statement and the form of Proxy solicited from holders of the Common Stock are expected to be sent or given to stockholders on or about April 7, 2009.

If you hold shares of the Company’s Common Stock in your own name and not through your broker or another nominee, you can choose to vote via the Internet. The website for Internet voting is www.proxyvote.com. Internet voting is available 24 hours a day until 11:59 P.M., Eastern Time, on May 19, 2009. You will be able to confirm that your instructions have been properly recorded. If your shares are held in “street name” (that is, in the name of a bank, broker or other holder of record), you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Internet voting also will be available to stockholders owning shares held in “street name.” If you vote via the Internet, you do not need to return your proxy card.

The Annual Report to Stockholders of the Company for the year ended December 31, 2008 together with this Proxy Statement is being mailed to each stockholder of record who requested paper copies of these materials.

THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2008 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS) IS PART OF THE ANNUAL REPORT TO STOCKHOLDERS WHICH ACCOMPANIES THIS PROXY STATEMENT. ADDITIONAL COPIES WILL BE FURNISHED TO ANY STOCKHOLDER WITHOUT CHARGE UPON REQUEST TO THE COMPANY AT 200 MAMARONECK AVENUE, WHITE PLAINS, NEW YORK 10601, TELEPHONE (914) 428-9098, E-MAIL DREW@DREWINDUSTRIES.COM. THE ANNUAL REPORT ON FORM 10-K IS ALSO AVAILABLE THROUGH LINKS ON THE COMPANY’S WEBSITE WWW.DREWINDUSTRIES.COM AND AT WWW.PROXYVOTE.COM.

THE COMPANY

The Company was incorporated under the laws of Delaware on March 20, 1984. The Company’s principal executive and administrative offices are located at 200 Mamaroneck Avenue, White Plains, New York 10601; telephone number (914) 428-9098; website: www.drewindustries.com; e-mail: drew@drewindustries.com. Note that the information located on our website, whether or not referred to in this Proxy Statement, is not incorporated by reference into this Proxy Statement.

VOTING SECURITIES

The Company had outstanding on the Record Date 21,575,533 shares of Common Stock. The Company’s stock trades on the New York Stock Exchange (“NYSE”) under the symbol “DW.”

Voting

Stockholders of record will be entitled to one vote on each matter for each share of Common Stock held on the Record Date. A majority of the outstanding shares of Common Stock must be present or represented by proxy at the meeting in order to have a quorum for the transaction of business at the meeting. Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum.

In the election of directors, Proposal No. 1, the eight nominees receiving the highest number of affirmative votes will be elected.

Proposal No. 2 requires the affirmative vote of the majority of the shares of Common Stock outstanding and entitled to vote at the meeting.

Proposal Nos. 3 and 4 require the affirmative vote of a majority of the shares of Common Stock present or represented by proxy and voting at the meeting.

Under the rules of the NYSE, brokers that have not received voting instructions from their customers 10 days prior to the meeting date may vote their customers’ shares in the brokers’ discretion on the proposals regarding the election of directors (Proposal No.1), the amendment to the Certificate of Incorporation (Proposal No.2), and the ratification of KPMG LLP as independent auditors (Proposal No. 4) because these are “discretionary” matters under NYSE rules. A failure by your broker to vote your shares of Common Stock when you have not given voting instructions will have no effect on the outcome of the vote on such discretionary matters. However, broker non-votes and abstentions effectively count as votes against Proposal No. 3 which is not a “discretionary” matter.

If the persons present or represented by proxy at the meeting constitute the holders of less than a majority of the outstanding shares of Common Stock as of the Record Date, the meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum. Votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and, if possible, broker non-votes.

Recommendations of the Board of Directors

Drew’s Board of Directors recommends that you vote FOR each of the nominees for the Board of Directors (Proposal No. 1), FOR the amendment to the Company’s Restated Certificate of Incorporation (Proposal No. 2), FOR the amendment to the Company’s 2002 Equity Award and Incentive Plan (Proposal No. 3), and FOR ratification of the appointment of KPMG LLP as the Company’s independent auditors for the fiscal year ending December 31, 2009 (Proposal No. 4).

Principal Holders of Voting Securities

Set forth below is information with respect to each person known to the Company on March 24, 2009 to be the beneficial owner of more than five percent of any class of the Company’s voting securities, which consists of Common Stock only (including options which are exercisable within 60 days):

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Approximate Percent of Class

Edward W. Rose, III(1) 2100 McKinney – Suite 1780 Dallas, TX 75201	2,379,860(3)	10.6%

Royce & Associates, LLC(1) 1414 Avenue of the Americas New York, NY 10019	2,267,077(2)	10.1%

T. Rowe Price Associates, Inc.(1) 100 E. Pratt Street Baltimore, MD 21202	1,886,700(2)	8.3%

Neuberger Berman, Inc. 605 Third Avenue New York, N.Y., 10158	1,744,000(2)	7.7%

First Manhattan Bank Co. 437 Madison Avenue New York, NY 10222	1,723,968(2)	7.7%

Columbia Wanger Asset Management, LP 227 West Monroe Street, Suite 3000 Chicago, IL 60606	1,661,000(2)	7.4%

Barclays Global Investors, N.A.(1) 400 Howard Street San Francisco, CA 94105	1,405,598(2)	6.2%

Bank of America Corporation(1) 100 North Tryon Street, Floor 25 Bank of America Corporate Center Charlotte, NC 28255	1,126,611(2)	5.0%

(1)	The person named has sole voting and investment power with respect to such shares.
(2)	As of December 31, 2008.
(3)	See “Voting Securities – Security Ownership of Management.”

To the knowledge of the Company, other than persons acting as nominees or custodians for various stock brokerage firms and banks, which persons do not have beneficial ownership of the Common Stock, no other person owns of record or beneficially more than five percent of the voting securities of the Company.

Security Ownership of Management

Set forth below is information with respect to beneficial ownership at March 24, 2009 of the Common Stock (including options which are exercisable within 60 days) by each Director, each of whom is a nominee for election, and by all Directors and Executive Officers of the Company as a group, including the executive officers named in the Summary Compensation Table.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Approximate Percent of Class

Edward W. Rose, III, Director(1) 2100 McKinney, Suite 1780 Dallas, TX 75201	2,379,860(2)	10.6%

Leigh J. Abrams, Director and Executive Officer(1) 200 Mamaroneck Avenue White Plains, NY 10601	290,200(3)	1.3%

Fredric M. Zinn, Director and Executive Officer(1) 200 Mamaroneck Avenue White Plains, NY 10601	114,680(4)	0.5%

Jason D. Lippert, Director and Executive Officer 2703 College Avenue Goshen, IN 46528	192,354(5)	0.9%

Scott T. Mereness, Executive Officer 2703 College Avenue Goshen, IN 46528	65,000(6)	0.3%

Joseph S. Giordano III, Executive Officer 200 Mamaroneck Avenue White Plains, NY 10601	22,900(7)	0.1%

James F. Gero, Director(1) 11900 North Anna Cade Road Rockwall, TX 75087	177,718(8)	0.8%

Frederick B. Hegi, Jr., Director 750 North St. Paul Dallas, TX 75201	101,458(9)	0.5%

David A. Reed, Director 1909 Cottonwood Valley Circle Irving, TX 75038	43,811(10)	0.2%

John B. Lowe. Jr., Director 13850 Diplomat Drive Dallas, TX 75234	30,106(11)	0.1%

All Directors and Executive Officers as a group (12 personsincluding the above-named. Persons in the group who are not directors, nominees or named executive officers, and who own individually less than 1% are not listed)	3,438,687(12)	15.3%

(1)
Pursuant to Rules 13-1(f)(1)-(2) of Regulation 13-D of the General Rules and Regulations under the Exchange Act, on May 31, 1989, the persons indicated, together with certain other persons, jointly filed a single Schedule 13-D Statement (as amended) with respect to the securities listed in the foregoing table. Such persons made the single, joint filing because they may be deemed to constitute a “group” within the meaning of Section 13(d)(3) of the Exchange Act, although neither the fact of the filing nor anything contained therein shall be deemed to be an admission by such persons that a group exists.

(2)
Mr. Rose has sole voting and dispositive power with respect to the shares owned by him. Excludes deferred stock units representing 34,469 shares granted to Mr. Rose in lieu of cash compensation in payment of director’s fees which are not issuable within 60 days. Includes 196,000 shares owned by Cardinal Investment Company, Inc. Profit Sharing Plan, of which Mr. Rose is Trustee. Mr. Rose is the sole stockholder of Cardinal Investment Company, Inc. Excludes 200,000 shares of Common Stock held in trusts for the benefit of members of Mr. Rose’s immediate family. Mr. Rose’s wife has sole voting and investment power with respect to an additional 27,840 shares owned by her of record. Mr. Rose disclaims any beneficial interest in such shares. In December 2003 and 2004, Mr. Rose was granted options to purchase 10,000 shares of Common Stock at $13.80 and $16.15 per share, respectively; in December 2005, 2006 and 2007, Mr. Rose was granted options to purchase 7,500 shares at $28.71, $26.39 and $28.09 per share, respectively; and in December 2008, Mr. Rose was granted an option to purchase 12,500 shares at $14.22 per share. Although no part of such options has been exercised, all shares subject to such options which are exercisable within 60 days are included in the above table as beneficially owned. See “Voting Securities – Principal Holders of Voting Securities.”

(3)
Mr. Abrams was Chief Executive Officer until December 31, 2008. Mr. Abrams has sole voting and dispositive power with respect to such shares. In November 2003, 2005, 2007 and 2008, Mr. Abrams was granted options to purchase, respectively, 30,000 shares of Common Stock at $12.78 per share, 25,000 shares at $28.33 per share, 20,000 shares at $32.61 per share and 20,000 shares at $11.59 per share. Although no part of such options has been exercised, all shares subject to such options which are exercisable within 60 days are included in the above table as beneficially owned.

(4)
Mr. Zinn shares voting and dispositive power with respect to 54,244 of such shares with his wife, and has sole voting and dispositive power with respect to 12,800 of such shares. Excludes deferred stock units representing 16,234 shares granted to Mr. Zinn in lieu of cash compensation in payment of Mr. Zinn’s 2008 discretionary bonus which are not issuable within 60 days. Includes 2,636 shares owned of record by Mr. Zinn’s son. Mr. Zinn disclaims any beneficial interest in such shares. In November 2003, 2005, 2007 and 2008, Mr. Zinn was granted options to purchase, respectively, 30,000 shares of Common Stock at $12.78 per share, 20,000 shares at $28.33 per share, 15,000 shares at $32.61 per share and 20,000 shares at $11.59 per share. Although no part of such options has been exercised, all shares subject to such options which are exercisable within 60 days are included in the above table as beneficially owned.

(5)
Mr. Lippert has sole voting and dispositive power with respect to such shares. Mr. Lippert was granted the following options to purchase shares of Common Stock: in November 2003, 30,000 shares at $12.78 per share, of which 12,000 have been exercised; in November 2004, 15,000 shares at $16.155 per share, of which 3,000 have been exercised; in November 2005, 25,000 shares at $28.33 per share; in November 2007, 20,000 shares at $32.61 per share; and in November 2008, 30,000 shares at $11.59 per share. All shares subject to such options which are exercisable within 60 days are included in the above table as beneficially owned.

(6)
Mr. Mereness has sole voting and dispositive power with respect to such shares. Excludes deferred stock units representing 14,655 shares granted to Mr. Mereness in lieu of cash compensation in payment of a portion of Mr. Mereness’ 2008 discretionary bonus which are not issuable within 60 days. In November 2003, 2005, 2007 and 2008, Mr. Mereness was granted options to purchase, respectively, 45,000 shares of Common Stock at $12.78 per share, 20,000 shares at $28.33 per share, 20,000 shares at $32.61 per share and 23,000 shares at $11.59 per share. Although no part of such options has been exercised, all shares subject to such options which are exercisable within 60 days are included in the above table as beneficially owned.

(7)
Mr. Giordano has sole voting and dispositive power with respect to such shares.  Excludes deferred stock units representing 4,059 shares granted to Mr. Giordano in lieu of cash compensation in payment of a portion of Mr. Giordano’s 2008 discretionary bonus which are not issuable within 60 days. Mr. Giordano was granted the following options to purchase shares of Common Stock: in November 2003, 14,000 shares at $12.78 per share, of which 2,500 have been exercised; in November 2005, 15,000 shares at $28.33 per share; in November 2007, 12,000 shares at $32.61 per share; and in November 2008, 10,000 shares at $11.59 per share. All shares subject to such options which are exercisable within 60 days are included in the above table as beneficially owned.

(8)
Mr. Gero shares voting and dispositive power with respect to such shares with his wife.  In December 2003 and 2004, Mr.   Gero was granted options to purchase 10,000 shares of Common Stock at $13.80 and $16.15 per share, respectively; in December 2005, 2006 and 2007, Mr. Gero was granted an option to purchase 7,500 shares at $28.71, $26.39 and $28.09 per share, respectively; and in December 2008, Mr. Gero was granted an option to purchase 12,500 shares at $14.22 per share. Although no part of such options has been exercised, all shares subject to such options which are exercisable within 60 days are included in the above table as beneficially owned.

(9)
Mr. Hegi has sole voting and dispositive power with respect to such shares. Excludes deferred stock units representing 12,443 shares granted to Mr. Hegi in lieu of cash compensation in payment of director’s fees which are not issuable within 60 days. In December 2003 and 2004, Mr. Hegi was granted an option to purchase 10,000 shares of Common Stock at $13.80 and $16.15 per share, respectively; in December 2005, 2006 and 2007, Mr. Hegi was granted options to purchase 7,500 shares at $28.71, $26.39 and $28.09 per share, respectively; and in December 2008, Mr. Hegi was granted an option to purchase 12,500 shares at $14.22 per share. Although no part of such options has been exercised, all shares subject to such options which are exercisable within 60 days are included in the above table as beneficially owned.

(10)
Mr. Reed has sole voting and dispositive power with respect to such shares.  In December 2004, Mr. Reed was granted an option to purchase 10,000 shares of Common Stock at $16.15 per share; in December 2005, 2006 and 2007, Mr. Reed was granted an option to purchase 7,500 shares at $28.71, $26.39 and $28.09 per share, respectively; and in December 2008, Mr. Reed was granted an option to purchase 12,500 shares at $14.22 per share. Although no part of such options has been exercised, all shares subject to such options which are exercisable within 60 days are included in the above table as beneficially owned.

(11)
Mr. Lowe has sole voting and dispositive power with respect to such shares. In December 2005, 2006 and 2007, Mr. Lowe was granted options to purchase 7,500 shares of Common Stock at $28.71, $26.39 and $28.09 per share, respectively; and in December 2008, Mr. Lowe was granted an option to purchase 12,500 shares at $14.22 per share. Although no part of such options has been exercised, all shares subject to such options which are exercisable within 60 days are included in the above table as beneficially owned.

(12)	Includes 419,200 shares of Common Stock subject to options which are exercisable within 60 days.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who beneficially own more than ten percent of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (“SEC”) and the NYSE. Officers, directors and greater than ten-percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based on its review of the copies of such forms received by it, the Company believes that during 2008 all such filing requirements applicable to its officers and directors (the Company not being aware of any 10 percent holder during 2008 other than Neuberger Berman, Inc. and its affiliates and Royce & Associates, LLC) were complied with.

Proposal 1. ELECTION OF DIRECTORS

The Board of Directors currently consists of eight directors. It is proposed to elect a Board of eight directors to serve until the next annual election or until their successors are elected and qualify.

Unless contrary instructions are indicated, the persons named as proxies in the form of Proxy solicited from holders of the Common Stock will vote for the election of the nominees indicated below. All such nominees are presently directors of the Company. If any such nominees should be unable or unwilling to serve, the persons named as proxies will vote for such other person or persons as may be proposed by the Board of Directors. The Board of Directors has no reason to believe that any of the named nominees will be unable or unwilling to serve.

The following table lists the current directors of the Company, each of whom is a nominee proposed by the Board of Directors for election by the holders of the Common Stock, all other positions and offices with the Company presently held by them, and their principal occupations, in each case as furnished by them to the Company. Each of the following nominees was elected to his present term of office at the Annual Meeting of Stockholders held on May 28, 2008, except that Fredric M. Zinn was appointed a Director by the Board of Directors simultaneously with his appointment as President of the Company on May 28, 2008.

Name and Age of Nominee	Position	Director Since

Leigh J. Abrams Age 66	Chairman of the Board of Directors	1984

Edward W. Rose, III Age 68	Lead Director	1984

Fredric M. Zinn Age 58	President and Chief Executive Officer	2008

Jason D. Lippert Age 36	Chairman, President and Chief Executive Officer of Lippert Components, Inc., and Kinro, Inc., subsidiaries of the Company, and Director	2007

James F. Gero Age 64	Director	1992

Frederick B. Hegi, Jr. Age 65	Director	2002

David A. Reed Age 61	Director	2003

John B. Lowe. Jr. Age 69	Director	2005

LEIGH J. ABRAMS, was Chief Executive Officer from March 1984 to December 31, 2008 and President from March 1984 to May 2008. Mr. Abrams has been Chairman of the Board of Directors since January 2009. Since April 2001, Mr. Abrams has also been a director of Impac Mortgage Holdings, Inc., a publicly-owned specialty finance company organized as a real estate investment trust, and Lead Director of Impac Mortgage Holdings, Inc., since June 2004.

EDWARD W. ROSE, III, was Chairman of the Board of Directors from March 1984 to December 31, 2008. Mr. Rose has been Lead Director since January 2009. For more than the past five years, Mr. Rose has been President and sole stockholder of Cardinal Investment Company, Inc., an investment firm. Mr. Rose also served as a director of ACE Cash Express, Inc., a public company engaged in check cashing services, until October 5, 2006.

FREDRIC M. ZINN, was Executive Vice President from February 2001 to December 2008 and Chief Financial Officer from March 1984 to May 2008. Mr. Zinn has been President since May 2008 and Chief Executive Officer since January 2009. Mr. Zinn is a Certified Public Accountant.

JASON D. LIPPERT, from May 2000 until February 2003 was Executive Vice President and Chief Operating Officer of Lippert Components, and from 1998 until 2000, Mr. Lippert served as Regional Director of Operations of Lippert Components. Mr. Lippert has been President, Chief Executive Officer and Chairman of Lippert Components since January 2007, and President, Chief Executive Officer and Chairman of Kinro since January 2009.

JAMES F. GERO, is a private investor. Mr. Gero also serves as Executive Chairman of the Board of Orthofix International, N.V., a publicly-owned international supplier of orthopedic devices for bone fixation and stimulation, and as a director of Intrusion.com, Inc., a publicly-owned supplier of security software.

FREDERICK B. HEGI, JR., is a founding partner of Wingate Partners, including the indirect general partner of each of Wingate Partners L.P. and Wingate Partners II, L.P. Since May 1982, Mr. Hegi has served as President of Valley View Capital Corporation, a private investment firm. Mr. Hegi is a director of Texas Capital Bancshares, Inc., a publicly-owned regional and Internet bank; and is Chairman of the Board of United Stationers, Inc., a publicly-owned wholesale distributor of business products.

DAVID A. REED, is President of Causeway Capital Management LLC, manager of a family investment partnership. Mr. Reed retired as Senior Vice Chair for Ernst & Young LLP in 2000 where he held several senior U.S. and global operating, administrative and marketing roles in his 26-year tenure with the firm. He served on Ernst & Young LLP’s Management Committee and Global Executive Council from 1991-2000. Mr. Reed is a director of Penson Worldwide, Inc., a publicly-owned company engaged in providing flexible technology-based processing solutions to the investment industry.

JOHN B. LOWE, JR. has been Chairman of TDIndustries, Inc., a national mechanical/electrical/plumbing construction and facility service company, since 1981. From January 1981 to January 2005, Mr. Lowe also served as Chief Executive Officer of TDIndustries. Mr. Lowe is Chairman of the Board of Zale Corporation, a publicly-owned specialty retailer of fine jewelry. Mr. Lowe also serves as President of the Board of Trustees of the Dallas Independent School District, and on the Board of Directors of the Texas Business and Education Coalition.

Other Executive Officers

JOSEPH S. GIORDANO III, age 40, not a nominee for election as a director, has been Chief Financial Officer and Treasurer since May 2008. Mr. Giordano was Corporate Controller and Treasurer from May 2003 to May 2008. From July 1998 to August 2002, Mr. Giordano was a Senior Manager at KPMG LLP, and from August 2002 to April 2003, Mr. Giordano was a Senior Manager at Deloitte & Touche LLP. Mr. Giordano is a Certified Public Accountant.

SCOTT T. MERENESS, age 37, not a nominee for election as a director, has been Executive Vice President and Chief Operating Officer of Lippert Components since February 2003. From 2001 to 2003, Mr. Mereness was Vice President of Operations of Lippert Components, and from 1999 to 2001 Mr. Mereness was Regional Vice President for Manufactured Housing for Lippert Components. Mr. Mereness has also been Vice President of Kinro since January 2009.

HARVEY F. MILMAN, age 67, not a nominee for election as a director, has been Vice President-Chief Legal Officer since March 2005. Prior thereto, Mr. Milman was a partner of the firm of Phillips Nizer LLP. Mr. Milman has served as Secretary since May 2007, and as Assistant Secretary for more than five years prior thereto.

CHRISTOPHER L. SMITH, age 33, not a nominee for election as a director, has been Corporate Controller since May 2008. Mr. Smith was Assistant Controller from August 2005 to May 2008. From 2000 to 2005, Mr. Smith served as Assistant Controller of Key Components, LLC and from 1997 to 2000, Mr. Smith was a Senior Associate at Ernst & Young LLP. Mr. Smith is a Certified Public Accountant

Directors of the Company serve until the Company’s next annual meeting of stockholders, and until their successors are elected and qualified. Executive officers serve at the discretion of the Board of Directors. To the knowledge of the Company, no executive officer or director is related by blood, marriage or adoption to any other.

Management and Board Succession

The Company has a management succession plan, as required by the NYSE.  The plan is designed to ensure an effective transition of management of our operations to qualified executives upon the retirement of senior executives.

In November 2008, in accordance with the management succession plan, Edward W. Rose, III, Chairman of the Board of Directors since 1984, was appointed Lead Director; Leigh J. Abrams, President from March 1984 until May 2008, and Chief Executive Officer and a Director since 1984, was appointed Chairman of the Board of Directors; and Fredric M. Zinn, Executive Vice President and Chief Financial Officer from 1986 to May 2008, and President and a Director since May 2008, was, in addition to President, appointed Chief Executive Officer. Each of these appointments became effective January 1, 2009.

In addition, in connection with the retirement, effective December 31, 2008, of David L. Webster as Chairman, President and Chief Executive Officer of Kinro, and in accordance with the management succession plan, Jason D. Lippert was appointed to assume responsibility for the operations of Kinro while continuing his duties as Chairman, President and Chief Executive Officer of Lippert Components. Mr. Lippert’s appointment as Chairman, President and Chief Executive Officer of Kinro was effective January 1, 2009.

Effective May 28, 2008, Joseph S. Giordano III, Corporate Controller and Treasurer of the Company since 2003, was appointed Chief Financial Officer, and will continue to serve as Treasurer, and Christopher L. Smith, Assistant Controller of the Company since 2005, was  appointed Corporate Controller.

Additional information about Messrs. Rose, Abrams, Zinn, Lippert, Giordano and Smith is included in Proposal 1. “Election of Directors-Other Executive Officers”.

Corporate Governance and Related Matters

Statement Regarding Corporate Governance

The Company regularly monitors developments in the area of corporate governance, including the Sarbanes-Oxley Act of 2002 and rules promulgated by the SEC and the NYSE. The Company complies with all laws and rules applicable to corporate governance, and has continually implemented “best practices” as the Company deems appropriate to protect and enhance stockholders’ interests.

Board of Directors

The Board is elected annually by the Company’s stockholders, and each director is nominated for election every year. The Company does not have cumulative voting. The Board currently consists of two directors who are employed by the Company, Fredric M. Zinn and Jason D. Lippert; one director, Leigh J. Abrams, who served as Chief Executive Officer from 1984 to December 2008 and who currently serves as Chairman of the Board and renders significant services to the Company; and five non-employee directors. The non-employee directors are Edward W. Rose, III, James F. Gero, Frederick B. Hegi, Jr., David A. Reed and John B. Lowe, Jr. Neither Messrs. Rose, Gero, Hegi, Reed or Lowe, nor any members of their immediate families, have any transactions or relationships with the Company or its subsidiaries. Accordingly, the Board has determined that each of these five directors meets the “independence” standards of the NYSE.

In making the determination of independence, the Board applied the following standards, in addition to other relevant facts and circumstances:

•           A director who is an employee, or whose immediate family member is an executive of the Company, is not independent until three years after the end of such employment relationship.

•           A director who receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), generally is not independent until three years after he ceases to receive more than $100,000 per year in such compensation.

•           A director is not independent if (i) the director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor, (ii) the director is a current employee of such a firm, (iii) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice, or (iv) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

•           A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee is not independent until three years after the end of such service or the employment relationship.

•           A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of another company that makes payments to, or receives payments from the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues, in each case is not independent until three years after falling below such threshold.

•           A director who is, or whose immediate family member is, an officer, director or trustee of a not-for-profit organization that received contributions from the Company during the organization’s most recent fiscal year equal to or greater than the lesser of $50,000 and 1% of the organization’s total annual donations is not independent.

The independent directors have complete access to, and are encouraged to communicate with, the Company’s Chief Executive Officer and any other executives of the Company. During the year ended December 31, 2008, the Board of Directors held 11 meetings. All directors attended at least 75 percent of the regularly scheduled and special meetings of the Board and the Board committees on which they served.

Board members are expected to attend the Company’s annual meetings. At the Company’s 2008 annual meeting, all members of the Board, each of whom were nominees for re-election, were present. It is anticipated that all Board members who are standing for re-election will be present at the 2009 annual meeting.

Lead Director

The Board of Directors has elected a non-management director to serve in a lead capacity (“Lead Director”) to coordinate the activities of the other non-management directors, and to perform any other duties and responsibilities that the Board of Directors may determine. While the Board will elect a Lead Director annually, it is generally expected that he or she will serve for more than one year. Edward W. Rose, III is expected to be elected to continue to serve as Lead Director effective May 20, 2009.

The role of the Lead Director includes:

•	presiding at executive sessions, with the authority to call meetings of the independent directors;

•	functioning as principal liaison on Board-wide issues between the independent directors and the Chairman;

•	assuring that there is sufficient time for discussion of all items on Board meeting agendas;

•	recommending to the Chairman the retention of outside advisors and consultants who report directly to the Board of Directors; and

•	being available for direct communication from stockholders.

Executive Sessions

The independent directors meet regularly in executive sessions without management. An executive session is held in conjunction with each regularly scheduled Board meeting and is led by the “Lead Director.” Additional executive sessions may be called by the Lead Director in his discretion or at the request of the Board.

Contacting the Board of Directors.

Any stockholder, or other interested party, who wishes to communicate with the Board of Directors, or the Lead Director, or our independent directors as a group, or any member of the Board, may do so electronically by sending an e-mail to drew@drewindustries.com or by writing to any director c/o Drew Industries Incorporated, 200 Mamaroneck Avenue, White Plains, N.Y. 10601, or at the address provided under the director’s name in “Voting Securities – Security Ownership of Management.” Communications received electronically or in writing will be distributed to the Chairman, Lead Director or the other members of the Board, as appropriate, depending on the facts and circumstances described in communications received. For example, communications regarding accounting, internal accounting, internal accounting controls and auditing matters generally will be forwarded to the Chairman of the Audit Committee.

Board Committees

The Company has three standing committees of the Board of Directors: the Audit Committee, the Corporate Governance and Nominating Committee, and the Compensation Committee. All members of each Committee are non-employee directors who meet the “independence” and experience standards of the NYSE. The Board annually selects the directors who serve on the Committees. Each Committee functions pursuant to a written Charter and written Key Practices adopted by the Board of Directors.

The Company’s Governance Principles, as well as the Charters and Key Practices of the Audit Committee, the Corporate Governance and Nominating Committee, and the Compensation Committee, in addition to the Company’s Guidelines for Business Conduct and Code of Ethics for Senior Financial Officers, can be accessed on the Company’s website at www.drewindustries.com. A copy of any corporate governance document will be furnished, without charge, upon written request to Secretary, Drew Industries Incorporated, 200 Mamaroneck Avenue, White Plains, N.Y. 10601. Information on our website is not incorporated by reference into this Proxy Statement.

Audit Committee. The purpose of the Audit Committee of the Board of Directors is to assist the Board in its oversight of (i) the conduct and integrity of the Company’s financial reporting, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independence, qualifications and performance of the Company’s independent auditor, and (iv) the performance of the Company’s systems of internal control over financial reporting and disclosure controls and procedures, and the Company’s internal audit function. The Committee also prepares an annual report for inclusion in the Company’s Proxy Statement. The Committee recommends to the Board of Directors, subject to stockholder ratification, the selection of the Company’s independent auditor.

The Audit Committee of the Board of Directors currently consists of David A. Reed, James F. Gero, Frederick B. Hegi, Jr. and John B. Lowe, Jr. Mr. Reed serves as Chairman of the Committee and has been determined by the Board of Directors to be an “audit committee financial expert” as defined by the SEC. This Committee held 7 meetings during the year ended December 31, 2008.

Corporate Governance and Nominating Committee. The purpose of the Corporate Governance and Nominating Committee of the Board of Directors is to assist the Board in (i) identifying qualified individuals to become Board members, (ii) determining the composition of the Board of Directors and its Committees, (iii) monitoring a process to assess Board effectiveness, (iv) developing and implementing the Company’s corporate governance principles, (v) evaluating potential candidates for executive positions, and (vi) overseeing the development of executive succession plans.

The Corporate Governance and Nominating Committee currently consists of Frederick B. Hegi, Jr., James F. Gero, David A. Reed and John B. Lowe, Jr. Mr. Hegi serves as Chairman of the Committee. This Committee held 2 meetings during the year ended December 31, 2008.

The Corporate Governance and Nominating Committee considers candidates for Board membership suggested by members of the Committee and other Board members, as well as by management and stockholders. In this connection, the Committee considers the composition of the Board with respect to experience, balance of professional interests, required expertise and other factors. The Committee uses the same criteria for evaluating candidates nominated by stockholders as it does for those proposed by Board members or management. To be considered for membership on the Board, a candidate must meet the following criteria, which are also set forth in the Company’s Governance Principles: (a) should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the stockholders; (b) should have an inquisitive and objective perspective, practical wisdom and mature judgment; (c) must be willing to devote sufficient time to carrying out his or her duties and responsibilities effectively; (d) should be committed to serving on the Board for an extended period of time; (e) should be prepared to resign in the event of any significant change in his or her personal circumstances which may impair his or her ability to effectively serve on the Board; (f) directors who also serve as CEOs or in equivalent positions should not serve on more than two Boards of public companies in addition to the Company’s Board; and (g) directors who are not CEOs or equivalent should not serve on more than four Boards of public companies in addition to the Company’s Board.

The Corporate Governance and Nominating Committee met in November 2008 to recommend to the Board each of the nominees for election as directors as set forth herein. Stockholders may recommend a prospective nominee for consideration by the Corporate Governance and Nominating Committee by sending the candidate’s name and qualifications, in writing, to Secretary, Drew Industries Incorporated, 200 Mamaroneck Avenue, White Plains, N.Y. 10601. Recommendations must be received by February 16, 2010 in order for a candidate to be considered for election at the 2010 annual meeting.

Compensation Committee. The purpose of the Compensation Committee of the Board of Directors is: (i) to assist the Board in discharging its responsibilities in respect of compensation of the Company’s executive officers; and (ii) to prepare an annual report on executive compensation and a Compensation Discussion and Analysis for inclusion in the Company’s Proxy Statement.

The Compensation Committee currently consists of James F. Gero, Edward W. Rose, III, Frederick B. Hegi, Jr., David A. Reed, and John B. Lowe, Jr. Mr. Gero serves as Chairman of the Committee. This Committee held 6 meetings during the year ended December 31, 2008.

The Compensation Committee is responsible for reviewing the performance and development of the Company’s management in achieving corporate goals, and to ensure that the Company’s senior executives are compensated consistent with the long-term objectives of the Company as well as competitive practices. This Committee provides oversight and guidance in the development of compensation and benefit programs for senior executives of the Company, reviews and sets the compensation of the Company’s Chief Executive Officer, administers the Company’s 2002 Equity Award and Incentive Plan, approves equity awards, and coordinates with the Corporate Governance and Nominating Committee with respect to compensation of directors. The Compensation Committee ratified the compensation, consisting of salary, discretionary bonus, and equity awards paid in 2008 to the “named executive officers” and to the two executive officers of the Company, who are not named executive officers. See “Compensation Discussion and Analysis.”

Stock Options

It has been, and will continue to be, the Company’s policy to obtain stockholder approval for any equity-based compensation plans for directors, officers and employees. The Company’s existing equity-based compensation plan was approved by stockholders in May 2002. See “Equity Award and Incentive Plan.

Employees and Directors Guidelines for Business Conduct

The Company has Guidelines for Business Conduct which all management employees and directors are required to annually sign and to follow in conducting the Company’s business, and a Code of Ethics for Senior Financial Officers governing the conduct of its Chief Executive Officer, the chief executive officers of its subsidiaries, and the financial officers of the Company and its subsidiaries. The Company has established a method, included in its Guidelines for Business Conduct, by which employees can make anonymous and confidential reports about the Company’s accounting practices, internal controls, auditing matters, or any other concerns they may have.

Disclosure Committee

The Company has a Disclosure Committee, which holds regular quarterly meetings, comprised of executive, financial, operating and legal management personnel. The function of the Disclosure Committee is to develop and implement disclosure controls and procedures intended to ensure that information required to be disclosed by the Company in public reports is made available to management and reported within the specified time periods. Each quarter, the Company’s key management personnel are required to certify in writing whether or not any matters arose that should be considered for disclosure.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors currently consists of David A. Reed, James F. Gero, Frederick B. Hegi, Jr., and John B. Lowe, Jr. (the “Committee”). Mr. Reed serves as Chairman of the Committee and has been determined by the Board of Directors to be an “audit committee financial expert” as defined by the SEC. The Committee is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America, and to issue a report thereon. As set forth in its Charter, the Committee acts only in an oversight capacity and relies on the work and assurances of management as well as the independent auditors and other advisors retained by the Company.

The Committee has met and held discussions with management and the independent auditors. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Committee has reviewed and discussed with management and the independent auditors the consolidated financial statements, management’s assessment of the effectiveness of the Company’s internal controls over financial reporting, and the independent auditors’ evaluation of the Company’s internal controls over financial reporting. The Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) as amended.

The Committee has received the written disclosures and the letter from the independent auditor’s required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Committee concerning independence, and has discussed with the independent auditor the independent auditors’ independence.

The Committee considered whether non-audit services provided by the independent auditors are compatible with maintaining the auditor’s independence. The Committee concluded that non-audit services provided by KPMG LLP during the year ended December 31, 2008, which consisted of tax planning and compliance, and other accounting and audit-related services, were compatible with KPMG LLP’s independence.

Based on the Committee’s discussion with management and the independent auditors and the Committee’s review of the representations of management and the report of the independent auditors to the Committee, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC.

AUDIT COMMITTEE David A. Reed, Chairman James F. Gero Frederick B. Hegi, Jr. John B. Lowe, Jr.

The foregoing report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that the Company specifically incorporates it by reference into a filing.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Overview

Our executive compensation policy is designed to enable the Company to attract, motivate and retain highly-qualified senior executives by providing a competitive compensation opportunity based significantly on performance. Our intent is to provide fair and equitable compensation in a way that rewards management for achieving specified financial goals. Our performance-related awards are structured to link a significant portion of our executives’ total compensation to the Company’s performance on both a long term and short-term and basis, to recognize individual contribution, as well as overall business results, and to align executive and stockholder interests.

Objectives of Our Compensation Program

The objectives of the compensation program applicable to our principal executive officer, principal financial officer, and our other four highest compensated executive officers (the “named executive officers”) are designed to address each of the following:

•
Compensation should be closely linked to the financial results of operations of the Company on both a long-term basis and short-term basis, specifically including improvement in operating profits, maximizing cash flow, optimizing asset utilization, out-performing our industry, and increasing earnings per share; and

•
Attract, retain and motivate highly talented, entrepreneurial executives by providing total compensation packages intended to meet or exceed compensation offered by other employers to comparable-level executives, and which rewards results that exceed industry levels, as well as individual contribution; and

•
Align the long-term interests of our senior executives with the long-term interests of our stockholders by providing compensation in the form of equity-based awards, consisting principally of non-qualified stock options (“NSOs”), which become vested generally over five years, and deferred stock units (“DSUs”), representing stock to be issued after the expiration of at least three years from the date of grant.

What We Reward

The value realized by our stockholders over the long term is primarily a function of our cash flow and earnings. Our earnings are driven by a number of factors that are, to varying degrees, within the control of our management, principally including growth in market share and expansion of our product lines through innovation and acquisitions, as well as operating costs, operating efficiencies, and raw material sourcing. Therefore, we reward increases in earnings by providing performance-based compensation if pre-established thresholds of earnings are exceeded.

In addition, we believe that optimizing our asset utilization makes available to us more capital for expansion, reduces our interest costs by increasing our liquidity, and reduces risk to asset value.  Accordingly, we provide performance-based compensation if pre-established thresholds of return on assets are exceeded.

We seek to retain and motivate key management by rewarding individual performance primarily with incentive compensation. Thus, if the operation over which an executive has primary responsibility exceeds pre-established thresholds for earnings and return on assets, that executive will receive an incentive award, and the extent of that executive’s incentive award depends upon the amount by which the thresholds are exceeded. An individual executive could receive an incentive award if that executive’s pre-established thresholds are exceeded, even if the results of that executive’s operations are down compared to the prior year, although in such case the incentive award will be less.

The pre-established levels of operating results that were required to be achieved for 2008 in order to receive incentive compensation awards were a function of the historic level of earnings of each particular operation. The levels of earnings have been adjusted upward each time an acquisition was made in order to exclude from the calculation of incentive compensation the earnings of the acquired company as of the date of acquisition.  The Compensation Committee confirmed that the percentage applied to earnings to determine each executive’s incentive award resulted in compensation that was to their knowledge competitively appropriate, and consistent with the results of the operation over which that executive had primary responsibility. Approximately 20% of the operating profit of our operating subsidiaries is allocated for payment of bonuses to all employees of those operations, and the incentive awards paid to the executives of those subsidiaries were paid from each such “bonus pool.”

During 2008, each of the named executive officers had been with the Company for extended periods. From 2000 to 2007, our sales increased from $253 million to $669 million, and income from continuing operations increased from $8 million to nearly $40 million. These sales and earnings levels were achieved through substantial increases in market share, the introduction of a variety of new products, and the successful integration of a number of acquisitions. However, for 2008, because of current economic and business conditions, our results of operations declined significantly, and the incentive compensation received by our executives declined accordingly.

The Company’s Annual Report on Form 10-K, which accompanies this Proxy Statement, contains an extensive description and explanation of our results of operations for 2008.  During 2008, as a result of the severe economic downturn, shipments by the recreational vehicle and manufactured housing industries, the two industries to which we sell our products, severely declined, resulting in a decline in our sales from $669 million in 2007 to $511 million in 2008. Our net income declined from $39.8 million in 2007 to $11.7 million in 2008. However, the decline in our net income would have been substantially greater had it not been for an aggressive program of decisive cost-cutting measures and efficiency improvements implemented by our executives beginning in the latter part of 2006, as well as the introduction of variety of new products.

Beginning in the second half of 2006, we closed 26 factories and consolidated their operations into our other factories, resulting in reduced costs and substantial production efficiencies. During this period, we eliminated more than 200 salaried positions, and significantly reduced our hourly workforce to better match production levels, and we improved production and purchasing efficiencies. Moreover, these savings were achieved without compromising the Company’s standards for product quality and customer service. Our executives’ early response to the changing business environment proved to be extremely beneficial. We believe that effective management in unfavorable conditions is critical to our long-term success. The substantially lower incentive compensation received by our executives for 2008 directly reflects the performance during 2008 of the particular operations over which they had primary responsibility.

While we believe that our operating results are the best measure of our executives’ performance for the short-term, we also motivate our executives to achieve long-term return to stockholders through the granting of NSOs and DSUs.  NSOs vest over five years and are exercisable over six years, and DSUs awarded to our executives represent stock to be issued after the expiration of a deferral period of at least three years.

Our compensation policy has demonstrated over time that sound business decisions by management which are in the best interests of the Company are also in the best interests of our stockholders, and ultimately in the best interests of our executives as well. Accordingly, we use various elements of operating results as the basis for our incentives, and we avoid establishing specific goals that could divert our executives’ attention from the fundamentals of effective and efficient operations.

What We Do Not Reward

•
We do not reward sales growth because we believe that growth in sales alone, without consideration of the impact of growth on both short-term and long-term profits, could be achieved in a manner that does not benefit our business and operations.

•	We do not grant bonuses for increases in the price of our stock because we believe that stock price is frequently the result of market factors beyond management’s control.

•
We exclude the pre-existing earnings of acquired companies at the date of acquisition from the calculation of the incentive awards paid to our executives by increasing the threshold level of base earnings that are not subject to incentive awards for such executives.

•
We do not directly link the compensation of our Chief Financial Officer to earnings levels because we believe our financial executive should be totally objective in recording and reporting our financial information.

Elements of Compensation

The principal components of our executive compensation program are base salary, programs that include performance-based incentive compensation and discretionary bonuses, equity-based awards consisting principally of NSOs and DSUs, and other personal benefits. While the components of compensation are considered separately in this discussion, we take into account the full compensation package provided to each of the named executive officers.

Of the six named executive officers, for 2008 the Chief Executive Officer of the Company, the chief executive officers of our two operating subsidiaries, Kinro and Lippert Components, and the chief operating officer of Lippert Components, received incentive compensation depending on whether, and the extent to which, pre-established levels of operating results of the particular operation over which they have primary responsibility were exceeded. Our former Chief Financial Officer, who was appointed President in May 2008 and Chief Executive Officer in January 2009, and our former Corporate Controller and Treasurer, who was appointed Chief Financial Officer in May 2008, received discretionary bonuses determined by the Compensation Committee.

Base Salaries

We believe that the compensation of our executives who have the greatest ability to influence our results of operations should be substantially performance-based. The 2008 base salary paid to each of the Chief Executive Officer of the Company and the chief executive officer of Kinro was $400,000 annually, and the base salary paid to the chief executive officer of Lippert Components was $400,000 annually through September 2008 and increased to $700,000 annually in connection with his appointment as Chief Executive Officer of Kinro in addition to continuing as Chief Executive Officer of Lippert Components. The Compensation Committee determined these levels of salary based on their own business experience.

Incentive Compensation

Consistent with our emphasis on pay-for-performance compensation programs, in 2002, our Board of Directors adopted, and our stockholders approved, the Drew Industries Incorporated 2002 Equity Award and Incentive Plan (the “2002 Plan”). The 2002 Plan authorizes the granting of performance-based awards in cash or stock, based on pre-established performance criteria. The 2002 Plan is structured so that our performance-based incentive compensation qualifies for tax treatment that is favorable to us.

Discretionary Bonus

Our former Chief Financial Officer, who was appointed President in May 2008 and Chief Executive Officer in January 2009, and our former Corporate Controller and Treasurer, who was appointed Chief Financial Officer in May 2008, received discretionary bonuses for 2008 based primarily on the execution of their specific responsibilities. We believe it is not appropriate to compensate financial executives based on reported levels of earnings.

The chief executive officer and the chief operating officer of Lippert Components also received discretionary bonuses in 2008 in recognition of their achieving successful management transition at Kinro, realizing savings from synergies between Kinro and Lippert Components, and improving operations of both companies. See “2008 Executive Performance and Compensation” for more information about our management succession plan and the management transition at Kinro.

Long-Term Non-Qualified Stock Option Incentives

Our equity-based compensation program ensures that each member of management has a continuing personal interest in the success of the Company, facilitates retention of our executives by creating a culture of ownership, and represents an important compensation component to our executives and employees. Equity-based compensation also motivates our executives to achieve long-term return to stockholders.

The non-qualified stock options granted to our employees begin to vest one year after they are granted, at the rate of one-fifth at the end of each year. The Company grants options every year at our regular Board and Committee meetings in November, at an exercise price equivalent to the closing market price on the day before the grant. Our regular November meeting date is scheduled almost a year in advance. Accordingly, the granting of options, as well as the exercise price of the options, are determined independent of any general market conditions at that time or intervening Company events which could affect the market price of our stock on that date. The 2002 Plan does not permit re-pricing of our stock options or cancelling outstanding options and replacing them with new options.

The number of NSOs granted to each of our named executive officers was determined by the Compensation Committee after consideration of several factors and events relative to the Company’s performance during 2008, rather than being based on the specific pre-established measures of corporate operating performance that are utilized to determine incentive compensation awards.  The Compensation Committee considered 2008 overall business results, the success of management’s implementation of aggressive cost-cutting measures, the success of the management transition at the Company level and at Kinro, the extent of new products introduced, current stock price, the amount of related expense, resulting dilution, the element of motivation that NSOs provide, and other factors.

Prior to granting options, the Compensation Committee determined the total number of shares that would be subject to options and the related Black-Scholes value which would result in a reasonable expense to the Company relative to our operating results at the time of the grant. The Committee then allocated options for a portion of those shares to the Company’s Chief Executive Officer and to its President, and to the chief executive officer of Kinro and Lippert Components. The Chief Executive Officer of the Company then allocated the balance of the shares subject to options to employees at the Company’s corporate headquarters, and to Kinro and Lippert Components. The chief executive officer Lippert Components then allocated such options among the other executives and employees of Kinro and Lippert, subject to approval of the Committee. The number of shares subject to options which were granted to employees in 2008 represented 2.1% of the Company’s outstanding shares on the date the options were granted. In 2008, five named executive officers received aggregate NSOs to purchase 103,000 shares representing 23% of the total 453,000 option shares granted to employees. The exercise price was $11.59 per share. The aggregate option expense to the Company applicable to the 2008 grants to those named executive officers was $440,000, which will be expensed over the five-year vesting term of the options on a straight-line basis.

Because all options which are granted under the 2002 Plan are granted at fair market value, any value which is ultimately realized by the named executive officers through the exercise of NSOs is based entirely on our performance, as perceived by investors in our stock who establish the price for the stock on the open market. To enhance the retention value of our executives, the Committee requires that certain of the named executive officers hold for at least one year stock received upon exercise of vested stock options, unless the executive already owns a number of shares at least equivalent to the shares to be sold by the executive on exercise of options.

On exercise of NSOs, the executive must generally recognize ordinary income for tax purposes equal to the difference between the exercise price and fair market value of the shares acquired on exercise of the option, regardless of whether the shares are held or sold.

Five of the six named executive officers have been with the Company substantially their entire professional lives. We do not consider as a limiting factor the level of their equity ownership or the unvested portion of prior awards in granting stock options. On the contrary, we believe that the greater the extent of their equity interest in the Company, the more closely aligned their personal interests become with the interests of our stockholders.

Deferred Stock Units

To encourage our executives’ long-term ownership of the Common Stock of the Company, the 2002 Plan provides for the award of deferred stock units in lieu of cash compensation.  The number of stock units is credited at the fair market value of the stock on the date earned.  The DSUs provide for the distribution of shares of our Common Stock at the end of a specified deferral period, subject to earlier distribution upon death, disability, or certain changes of control of the Company. Until shares representing the deferred stock are distributed, the executive does not have any rights of a stockholder of the Company with respect to such shares.

For 2008, DSUs were granted in lieu of cash compensation to (i) Fredric M. Zinn, our Executive Vice President and Chief Financial Officer until May 2008, President since May 2008, and Chief Executive Officer since January 2009, representing $100,000 or 22% of his total 2008 salary and bonus, (ii) Scott M. Mereness, chief operating officer of Lippert Components, representing $125,000 or 20% of his total 2008 salary and bonus, and (iii) Joseph S. Giordano III, Chief Financial Officer and Treasurer of the Company, representing $25,000 or 9% of his total 2008 salary and bonus.  There DSUs represent shares of our stock to be issued after a deferral period of at least three years.

Other Compensation Programs

In order to be competitive with market employment and compensation practices, we maintain the following benefit programs:

-Retirement Plans

Discretionary 401(k) plans, covering all eligible employees, pursuant to which the Company matched a portion of contributions up to the 2008 statutory maximum of $9,200 per employee. The aggregate amount of the Company’s contributions with respect to the six named executive officers was $55,200 for 2008. We do not maintain any defined benefits retirement plans or other pension or profit-sharing plans. Although one of our 401(k) plans permits profit-sharing contributions, the Company has not made any such contributions to the plan.

-Deferred Compensation Plans

Executive Non-Qualified Deferred Compensation Plan for certain executives of the Company, Kinro, and Lippert Components. The Company does not make any contributions to the Plan but is responsible for certain costs of Plan administration, which are not significant. Pursuant to the Plan, the named executive officers are eligible to defer all or a portion of their earned base salary and incentive compensation. Each Plan participant is fully vested in all deferred compensation and earnings credited to his or her account because the Plan participant has made all the contributions. Pursuant to the Plan, payments to the Plan participants will be made from our general unrestricted assets, and the obligations pursuant to the Plan are unfunded and unsecured.

The Plan participant’s account is deemed invested (not actually invested) among various deemed investment alternatives selected by the Plan participant. The Company has elected to invest a portion of the compensation deferred by the Plan participant in life insurance policies for the benefit of the Company. The investments within these life insurance policies track the deemed investments selected by the Plan participant in order to generate the funds needed to make payments to the Plan participants. The deemed investments selected by the Plan participant determine the amount of earnings and losses that are credited to the Plan participant’s account.

-Supplemental Restricted Bonus

Each of the named executive officers received a taxable bonus payment, the after-tax proceeds of which are required to be invested by the executive in tax deferred annuities or cash value life insurance intended to provide retirement income. The aggregate amount of these bonuses paid to the named executive officers for 2008 was $185,000, and no individual bonus exceeded $50,000.  These bonuses are not based on pre-established specified measures of corporate performance, but are intended as a partial substitute for pension or retirement plans which the Company does not maintain.

Post-Retirement Benefits

The Company does not maintain any structured post-retirement benefit plans, does not assume any specific obligation or liability for post-retirement benefits, and has made no representations to current or former employees, except for the arrangements described below, with respect to the amount or nature of any post-retirement benefits. In the past, the Company has granted limited post-retirement compensation to certain retiring senior executives, in part for consulting services to facilitate executive transitions, and has provided limited post-retirement medical benefits, in each case on an individual basis depending on the executive’s circumstances at the time of retirement. In this connection, the Company expects to record an annual expense of approximately $75,000 per annum with respect to these non-structured benefits.

We have a management succession plan, as required by the NYSE.  The plan is designed to ensure an effective transition of management of our operations to qualified executives upon the retirement of senior executives.

Effective January 1, 2009, in accordance with the management succession plan, Leigh J. Abrams, President, Chief Executive Officer and a Director since 1984 was appointed Chairman of the Board of Directors, and Fredric M. Zinn was appointed Chief Executive Officer.  See Proposal 1. “Election of Directors-Management and Board Succession.” In this connection, we entered into an Executive Compensation and Benefits Agreement with Mr. Abrams, effective as of January 1, 2009 (the “Abrams Agreement”). We granted retirement compensation and benefits to Mr. Abrams in recognition of his 40-year commitment to our success, the Company’s performance during his 29-year tenure as President and Chief Executive Officer, and the overall increase in stockholder value during that period.  In addition, as Chairman of the Board, Mr. Abrams will continue to render significant services to the Company, for which he will be compensated in accordance with the Abrams Agreement, and he has agreed to non-competition restrictions on his future business activities.

Pursuant to the Abrams Agreement, for the period January 1, 2009 through March 31, 2011, Mr. Abrams will receive  for 2009, (a) base salary of $400,000, plus (b) with respect to our 2009 results of operations, incentive compensation equal to 85% of the amount (the “Formula Payment”) that would have been paid to Mr. Abrams by applying the incentive compensation formula in effect for him for 2008, subject to adjustment consistent with prior years for acquisitions consummated since January 1, 2008.  For 2010, and on a pro-rata basis for the first quarter of 2011, Mr. Abrams will receive (a) base salary of $400,000, plus (b) with respect to our 2010 and first-quarter 2011 results of operations on a pro-rata basis, incentive compensation equal to 75% of the Formula Payment, subject to adjustment consistent with prior years for acquisitions consummated since January 1, 2008. Commencing January 1, 2011, and continuing for the period during which Mr. Abrams serves as Chairman of the Board, Mr. Abrams will receive compensation as Chairman of the Board of Directors, consistent with our past practices, and long-term non-qualified stock options as the Compensation Committee determines.  For each of calendar years 2009 through 2013, Mr. Abrams will receive personal benefits in substantially the same nature and amount as provided to him during his tenure as President and CEO, which we estimate will cost approximately $100,000 annually.

 In addition, in accordance with the management succession plan, and in connection with the retirement, effective December 31, 2008, of David L. Webster as Chairman, President and Chief Executive Officer of Kinro, we entered into an Executive Compensation and Benefits Agreement with Mr. Webster, effective as of January 1, 2009 (the “Webster Agreement”).  Mr. Webster’s existing employment agreement, which was to expire December 31, 2009, was cancelled as of the effective date of the Webster Agreement. We granted retirement compensation and benefits to Mr. Webster in recognition of his contribution to our business, growth, and reputation during a 28-year period.  In addition, Mr. Webster has agreed to non-competition restrictions on his future business activities.

Pursuant to the Webster Agreement, for the two-year period from January 1, 2009 through December 31, 2010, Mr. Webster will receive: (i) annual compensation of $750,000; plus (ii) we will provide to Mr. Webster personal benefits in substantially the same nature and amount as provided to him during his tenure as President and CEO of Kinro, which we  estimate will cost approximately $50,000 annually. Stock options held by Mr. Webster granted in November 2003 will remain outstanding, subject to the terms of the 2002 Plan.  All other options previously granted to Mr. Webster have been cancelled.

Perquisites and All Other Benefits

We provide health insurance to the named executive officers, the aggregate cost of which was $88,000 for 2008. We also provide other employee benefits in which the named executive officers participate, including life, disability, and long-term care insurance, and either an automobile together with related expenses or an automobile allowance. The aggregate amount of these perquisites for all the named executive officers for 2008 was $155,000, and for any individual recipient these perquisites did not exceed $46,000.

We do not provide or reimburse our executives for personal use of an airplane, or for financial planning, tax preparation, or home security.

Change-in-Control

In 2003, we entered into a “double-trigger”change-in-control severance agreement with Fredric M. Zinn, formerly our Chief Financial Officer and currently our President and Chief Executive Officer, who has been with the Company for 28 years. In 2006, we entered into a “double-trigger” change-in-control severance agreement with Joseph S. Giordano III, formerly our Corporate Controller and Treasurer, and currently our Chief Financial Officer and Treasurer.

The change-in control benefits offer some protection for these executives in the event the Company is acquired or otherwise undergoes a change in control, and we believe would also encourage their effective assistance with change-in-control transactions that could be in the best interest of stockholders. The specific change-in-control provisions applicable to Messrs. Zinn and Giordano are summarized in “Potential Payments on Termination or Change in Control.”

Stock Ownership Requirements

To further align the personal interests of senior executives with the interests of our stockholders, we have established guidelines for ownership of the Company’s stock by certain named executive officers, as a multiple of the executive’s base salary. Under our current guidelines of stock ownership, Leigh J. Abrams, Chief Executive Officer during 2008, was required to own Company stock equal in value to 3.5 times his base salary, equivalent to $1.4 million of stock value, and Jason D. Lippert the chief executive officer of our two operating subsidiaries, was required to own Company stock equal in value to 2.5 times his base salary, equivalent to $1.75 million of stock value. As of December 31, 2008, these executives were in compliance with the guidelines. As Chief Executive Officer commencing January 1, 2009, Fredric M. Zinn did not own sufficient stock to comply with the guidelines, but pursuant to our guidelines will have until December 31, 2012 to comply.

 Our senior executives are prohibited from pledging shares of the Company’s stock held by them, and from selling the Company’s stock short. Although no shares of the Company’s stock owned by senior executives have been pledged as collateral for loans, certain of our senior executives maintain their shares in broker accounts, the terms of which may subject such shares, as well as other shares in the account, to a lien in favor of the broker under certain circumstances.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code disallows a Federal income tax deduction to publicly-held companies for certain compensation paid to certain of their executive officers, to the extent that compensation exceeds $1.0 million per covered officer in any fiscal year. This limitation applies only to compensation which is not considered performance-based under the Section 162(m) rules. Our 2002 Equity Award and Incentive Plan is structured so that compensation deemed paid in connection with performance-based incentive compensation or the exercise of option grants made under the Plan will qualify as performance-based compensation which will not be subject to the $1.0 million limitation, resulting in favorable tax treatment to the Company.

2008 Executive Performance and Compensation

The pay-for-performance compensation policy we applied in establishing the compensation for four named executive officers for 2008 was intended to provide competitive compensation that reflects overall results of operations and recognizes individual contribution.

As reported in our Annual Report on Form 10-K, which accompanies this Proxy Statement, as a result of the severe economic downturn, we reported a decline in sales from $669 million in 2007 to $511 million in 2008. However, despite this precipitous decline in sales, we achieved net income of $11.7 million or $0.53 per diluted share. Although net income declined from 2007, net income would have been significantly less if not for an effective program of cost-cutting measures and efficiency improvements implemented by our executives beginning in the latter part of 2006, as well as market share gains during the last several years. We believe that our pay-for-performance incentive compensation program facilitated the results that we achieved for 2008, despite extremely challenging and unprecedented economic and business conditions.

Chief Executive Officer

We did not have an employment agreement with Leigh J. Abrams, who served as our Chief Executive Officer until December 31, 2008. The Compensation Committee annually reviewed Mr. Abrams’ written compensation arrangement with the Company, and recommended changes as appropriate. Prior to the outset of 2008, the Committee determined the base salary as well as the performance criteria for incentive compensation for Mr. Abrams. In doing so, the Committee took into account his long-term commitment to the success of the Company, the Company’s performance during his 29-year tenure as President and Chief Executive Officer, and the overall increase in stockholder value during that period. The Committee also considered Mr. Abrams’ history of effective leadership, innovative advice, and sound business decisions.

Mr. Abrams’ 2008 compensation package included base salary of $400,000 plus performance-based incentive compensation equal to 2.5% of the Company’s consolidated income before income taxes and extraordinary items, in excess of the earnings threshold of $20.7 million. We raised the threshold level of base earnings applicable to Mr. Abrams that were not subject to incentive compensation to give effect to acquisitions during 2007 and 2008. This incentive compensation program constitutes the pay-for-performance structure that has proven to be successful for us over many years.

Based on this formula, Mr. Abrams’ performance-based incentive compensation for 2008 was $29,000 compared to $1,079,000 for 2007. Mr. Abrams’ aggregate base salary and incentive compensation for 2008 decreased 71% from 2007. Our 2008 consolidated income before income taxes decreased 70% from 2007. Mr. Abrams’ aggregate base salary and incentive compensation for 2007 increased 23% from 2006, compared to a 25% increase from 2006 in our 2007 consolidated income before income taxes.

Other compensation, including perquisites and other benefits, received by Mr. Abrams for 2008 in the aggregate amount of $102,000 are shown in the column entitled “Other Compensation” in the Summary Compensation Table. Unexercised stock options owned by Mr. Abrams are shown in the table entitled “Unexercised Equity Awards at Fiscal Year End.” Options to purchase 20,000 shares of Common Stock at $11.59 per share were granted to Mr. Abrams in November 2008.

Chief Executive Officers of Subsidiaries

As with our Chief Executive Officer, compensation of the chief executive officers of Lippert Components and Kinro for 2008 was linked directly to earnings and was intended to reward performance and recognize individual contribution. Accordingly, the chief executive officers of Lippert Components and Kinro received incentive compensation based upon the operating results of the subsidiaries over which they have primary responsibility.

Effective January 1, 2006, Lippert Components renewed its employment agreement with Jason D. Lippert, President and Chief Executive Officer of Lippert Components, for the term expiring December 31, 2010. The agreement incorporates the performance-based incentive compensation program that has proven to be successful for us. In determining the performance-based incentive criteria for Mr. Lippert, the Compensation Committee took into account the substantial increase in earnings achieved by Lippert Components since Mr. Lippert became primarily responsible for its operations in 2003, the effective cost-cutting measures he has implemented since 2006, as well as his entrepreneurial approach to increasing market share through the introduction of new products and by strategic acquisitions. Pursuant to the agreement, Mr. Lippert received base salary of $400,000 and profit-based incentive compensation equal to 5% of the amount by which the operating profit of Lippert Components exceeded the earnings threshold of $20.4 million, after giving effect to a charge for the utilization of assets, and subject to adjustment for pre-existing earnings of acquired companies.

Based on this formula, for 2008 Mr. Lippert’s profit-based incentive compensation was $151,000 compared to $1,502,000 for 2007. Without giving effect to the transition bonus discussed below, Mr. Lippert’s aggregate base salary and profit-based incentive compensation for 2008 decreased 67% from 2007. Lippert Components’ 2008 operating profit decreased 52% from 2007. For 2007, Mr. Lippert’s aggregate base salary and profit-based incentive compensation increased 65% from his 2006 aggregate base salary and incentive compensation, compared to a 47% increase from 2006 in Lippert Components’ 2007 operating profit.

In addition, for 2008, Mr. Lippert was entitled to receive performance-based incentive compensation of $249,000 if Lippert Components achieved a return on assets (“ROA”) of 24%, which would increase at the rate of $30,000 per 1% increase in ROA over 24%. Lippert Components did not achieve an ROA of 24% in 2008. As a result, Mr. Lippert did not receive ROA incentive compensation for 2008.  For 2007, Mr. Lippert received ROA incentive compensation of $327,000. For 2008, in accordance with his employment agreement, Mr. Lippert’s total incentive compensation was limited to a maximum of 10% of the operating profit achieved by Lippert Components.

Other compensation, including perquisites and other benefits, received by Mr. Lippert for 2008 in the aggregate amount of $68,500 are shown in the column entitled “Other Compensation” in the Summary Compensation Table. Unexercised stock options owned by Mr. Lippert are shown in the table entitled “Unexercised Equity Awards at Fiscal Year End.” Options to purchase 30,000 shares of Common Stock at $11.59 per share were granted to Mr. Lippert in November 2008.

In connection with the Company’s management succession plan, in October 2008, on the retirement of David L. Webster, Mr. Lippert assumed responsibility for the operations of Kinro in addition to Lippert Components.  The Kinro operations added to Mr. Lippert’s duties the management responsibility for producing, marketing and selling Kinro’s line of products, which involves manufacturing techniques different from those of Lippert Components, 14 additional factories, approximately 1,500 more employees, and new regulatory compliance requirements.  Accordingly, the Compensation Committee increased the annual base salary payable to Mr. Lippert pursuant to his employment agreement from $400,000 to $700,000, effective for the period October 1, 2008 through December 31, 2008.

In recognition of Mr. Lippert’s extraordinary efforts in achieving a successful management transition at Kinro, as well as realizing savings from synergies between Kinro and Lippert Components and achieving market share growth and operating efficiencies, the Compensation Committee granted to Mr. Lippert a transition bonus of $425,000.  In addition, the Compensation Committee and Mr. Lippert entered into a new employment and compensation agreement for the period 2009-2011.  The new agreement replaced the existing agreement, and reflects Mr. Lippert’s expanded responsibilities for the operations of both Kinro and Lippert Components.  See “Employment and Compensation Agreements.”

Kinro had an employment agreement with David L. Webster, who served as its President and Chief Executive Officer until his retirement effective December 31, 2008. In determining the performance-based incentive criteria incorporated into the agreement, the Compensation Committee considered Mr. Webster’s 29-year tenure as Chief Executive Officer of Kinro, his extensive knowledge of the industries served by Kinro, as well as his long-standing reputation within those industries for quality products and excellent customer service, all of which have contributed continuously to our success for many years. Pursuant to the agreement, Mr. Webster received base salary of $400,000 and performance-based incentive compensation equal to 5% of the amount by which the operating profit of Kinro exceeded the earnings threshold of $7.5 million, subject to adjustment for pre-existing earnings of acquired companies.

Based on this formula, for 2008 Mr. Webster’s performance-based incentive compensation was $192,000, compared to $785,000 for 2007. Mr. Webster’s aggregate base salary and incentive compensation for 2008 decreased 50% from 2007. Kinro’s 2008 operating profit decreased 47% from 2007. Mr. Webster’s aggregate base salary and incentive compensation for 2007 decreased 19% from 2006, compared to a 19% decrease from 2006 in Kinro’s 2007 operating profit.

Other compensation, including perquisites and other benefits, received by Mr. Webster for 2008 in the aggregate amount of $104,800 are shown in the column entitled “Other Compensation” in the Summary Compensation Table. Unexercised stock options owned by Mr. Webster are shown in the table entitled “Unexercised Equity Awards at Fiscal Year End.”

Compensation of Other Senior Executives

Fredric M. Zinn, Executive Vice President and Chief Financial Officer until May 2008, President since May 2008, and Chief Executive Officer since January 2009, was responsible during his tenure as Chief Financial Officer for ensuring complete, accurate and timely financial reporting and for controls over disclosure and financial reporting. As Chief Financial Officer, Mr. Zinn’s functions also included arranging adequate sources of financing, analysis of acquisition candidates, and effective investor relations.

When Mr. Zinn was appointed President in May 2008, he assumed additional responsibilities including with respect to the management transition at Kinro, analyses and negotiations regarding acquisition candidates, administration of our corporate office, development of new performance-based incentive compensation plans for senior executives, analyzing long-term strategies for the Company, and expanded investor relation activities.

In determining the compensation for Mr. Zinn, the Compensation Committee primarily evaluated Mr. Zinn’s effectiveness in discharging his responsibilities, first as Chief Financial Officer, and then as President, and, to a lesser degree, also considered our operating results. Our Chief Financial Officer’s bonus is discretionary because we do not believe it is appropriate to compensate financial executives based on reported levels of earnings. For 2008, Mr. Zinn received base salary at the annual rate of $300,000 until May 2008 and at the annual rate of $375,000 thereafter, and a discretionary bonus of $100,000, payable in DSUs, compared to base salary of $285,000 and discretionary bonus of $275,000, payable in cash, for 2007. Mr. Zinn’s base salary and discretionary bonus for 2008 decreased 20% from 2007, notwithstanding the expansion of his responsibilities, because of our lower operating results for 2008.

In determining Mr. Zinn’s bonus, the Compensation Committee considered the quality and timeliness of the financial reporting which Mr. Zinn supervised, the quality and timeliness of materials furnished to the Board of Directors and its Committees, his success in arranging and negotiating our renewed $50 million line of credit and $125 million shelf-loan facility during an environment of very tight credit, his role in the Company’s acquisitions during 2008, his management of our relations with investors, and his participation in the management transition at Kinro. The Compensation Committee concluded that Mr. Zinn excelled in the execution of his duties during 2008.

Other compensation, including perquisites and other benefits, received by Mr. Zinn for 2008 in the aggregate amount of $79,200 are shown in the column entitled “Other Compensation” in the Summary Compensation Table. Unexercised stock options owned by Mr. Zinn are shown in the table entitled “Unexercised Equity Awards at Fiscal Year End.” Options to purchase 20,000 shares of Common Stock at $11.59 per share were granted to Mr. Zinn in November 2008. Mr. Zinn has been an officer of the Company since 1986. In September 2003, the Company entered into a “double-trigger” change-in-control agreement with Mr. Zinn, the terms of which, as amended, are summarized in “Potential Payments on Termination or Change in Control”.

In connection with our management succession plan, and the appointment of Mr. Zinn as Chief Executive Officer, we entered into a compensation agreement with Mr. Zinn for the period 2009-2011. See “Employment and Compensation Agreements.”

Scott T. Mereness, chief operating officer of Lippert Components, received for 2008 base salary of $292,200 and profit-based incentive compensation equal to 3% of the amount by which the operating profit of Lippert Components exceeded the earnings threshold of $20.4 million, after giving effect to a charge for the utilization of assets, and subject to adjustment for pre-existing earnings of acquired companies.

Based on this formula, for 2008 Mr. Mereness received profit-based incentive compensation of $91,000 compared to $901,000 for 2007. Without giving effect to the transition bonus discussed below, Mr. Mereness’ aggregate base salary and profit-based incentive compensation for 2008 decreased 67% from 2007. Lippert Components’ 2008 operating profit decreased 52% from 2007. For 2008, in accordance with his employment agreement, Mr. Mereness’ total incentive compensation was limited to a maximum of 6% of the operating profit achieved by Lippert Components.

In addition, Mr. Mereness was entitled to receive performance-based incentive compensation of $149,000 if Lippert Components achieved an ROA of 24%, which would increase at the rate of $18,000 per 1% increase in ROA over 24%. Lippert Components did not achieve an ROA of 24% for 2008.  As a result, Mr. Mereness did not receive ROA incentive compensation for 2008.  For 2007, Mr. Mereness received ROA incentive compensation of $196,300.

Other compensation, including perquisites and other benefits, received by Mr. Mereness for 2008 in the aggregate amount of $44,700 are shown in the column entitled “Other Compensation” in the Summary Compensation Table. Unexercised stock options owned by Mr. Mereness are shown in the table entitled “Unexercised Equity Awards at Fiscal Year End.” Options to purchase 23,000 shares of Common Stock at $11.59 per share were granted to Mr. Mereness in November 2008.

In connection with the management succession at Kinro, and Mr. Mereness’ expanded responsibilities, the Compensation Committee increased the annual base salary payable to Mr. Mereness pursuant to his compensation arrangement from $250,000 to $420,000, effective for the period October 1, 2008 through December 31, 2008.

In recognition of Mr. Mereness’ key role in achieving a successful management transition at Kinro, as well as realizing savings from synergies between Kinro and Lippert Components, and achieving market share growth and operating efficiencies, the Compensation Committee granted to Mr. Mereness a transition bonus of $250,000, payable $125,000 in cash and $125,000 in DSUs.  In addition, the Compensation Committee and Mr. Mereness agreed on the terms of a new employment agreement for the period 2009-2011.  The new agreement replaced the existing agreement and reflects Mr. Mereness’ expanded responsibilities for Kinro as well as Lippert Components.  See “Employment and Compensation Agreements.”

Joseph S. Giordano, III, our Chief Financial Officer and Treasurer since May 2008, received base salary at the annual rate of $210,000 for the period May 2008 to December 31, 2008.  For the period January 1, 2008 to May 2008, Mr. Giordano was Corporate Controller and Treasurer and received base salary at the annual rate of $170,000. In addition to base salary, Mr. Giordano received a discretionary bonus of $90,000, payable $65,000 in cash and $25,000 in DSUs. Mr. Giordano’s bonus is discretionary, rather than linked to operating results, because we do not believe it is appropriate to compensate financial executives based on reported levels of earnings.

In considering the compensation recommended for Mr. Giordano by our Chief Executive Officer, the Compensation Committee evaluated Mr. Giordano’s effectiveness as Chief Financial Officer in preparing accurate and timely financial reporting, in implementing adequate controls over disclosure and financial reporting, and in furnishing complete, accurate and timely financial information to the Board and its Committees.  In addition, Mr. Giordano had a key role in negotiating and consummating our new $50 million line of credit and $125 million shelf-loan facility. The Chief Executive Officer and the Compensation Committee concluded that Mr. Giordano excelled in the execution of his duties during 2008.

Mr. Giordano’s base salary and discretionary bonus for 2008 aggregated $285,000, representing an increase of 10% from 2007, as a result of his appointment as Chief Financial Officer, and the additional responsibilities he has assumed.

Other compensation, including perquisites and other benefits, received by Mr. Giordano for 2008 in the aggregate amount of $83,600 are shown in the column entitled “Other Compensation” in the Summary Compensation Table. Unexercised stock options owned by Mr. Giordano are shown in the table entitled “Unexercised Equity Awards at Fiscal Year End.” Options to purchase 10,000 shares of Common Stock at $11.59 per share were granted to Mr. Giordano in November 2008.

Future Performance Goals

Commencing in 2009, we have instituted additional individual performance objectives for three named executive officers who are intended to receive performance-based incentive compensation. These performance objectives were developed by Fredric M. Zinn, our Chief Executive Officer, in conjunction with the Compensation Committee, and the compensation terms applicable to the two other named executive officers were negotiated by Mr. Zinn with them. The Compensation Committee negotiated the compensation terms applicable to Mr. Zinn. Pre-established earnings thresholds were adjusted to incentivize management to effectively respond to the impact of the severe economic downturn on our operations.  The new performance objectives also link critical components of incentive compensation to comparisons of our operating results with the performance of the industries we serve, with the performance of peer companies, and also take into account year-to-year increases in our earnings per share and return on investments. Incentive compensation formulas were tested by Mr. Zinn before being adopted to help ensure that the compensation outcomes resulting from various levels of performance of our operations and the industries we serve would be appropriate under the circumstances.

As President and Chief Executive Officer, Mr. Zinn will receive performance-based incentive compensation that is specifically linked to our earnings per share (“EPS”). This component of Mr. Zinn’s incentive compensation will be calculated annually based on our performance (i) compared to a multiple of the year-to-year percentage increase or decrease in the RV and manufactured housing industries, as measured by an index of RV industry units sold reported by the Recreational Vehicle Industry Association, and to annual wholesale production of manufactured homes reported by the Institute for Building Technology, (ii) compared to prior year results, and (iii) compared to a pre-established level of EPS. Mr. Zinn will benefit if we out-perform our industry, and will be penalized if we under-perform our industry. This performance-based incentive compensation will be limited annually to a maximum of 8% of the Company’s net income. A portion of the total performance-based incentive compensation payable to Mr. Zinn in excess of an agreed amount will be payable in DSUs, and the balance will be payable in cash.

In addition, Mr. Zinn will receive equity incentive compensation in the form of DSUs, which vest after a three-year measurement period, based on our average return on invested capital compared to the average return on invested capital of a peer group for the measurement period.

The peer group with which our performance will be compared regarding return on invested capital over the three-year measurement period consists of the following companies in the RV and manufactured housing industries, as well as companies of comparable size in similar industries: American Woodmark Corporation, Apogee Enterprises, Inc., Champion Enterprises, Inc., Gentex Corporation, Griffon Corporation, Noble International, Ltd., Patrick Industries, Inc., PGT, Inc., Shiloh Industries Corporation, Spartan Motors, Inc. and Winnebago Industries, Inc.

Jason D. Lippert, President and Chief Executive Officer of Kinro and Lippert Components, and Scott T. Mereness, chief operating officer of Lippert Components and Vice President of Kinro, in addition to performance-based incentive compensation based on operating profits in excess of pre-established thresholds, will receive or forfeit performance-based incentive compensation based on the year-to-year percentage increase or decrease in the combined operating profits of Kinro and Lippert Components as compared to a multiple of the year-to-year percentage increase or decrease in the industry-wide number of RV and manufactured housing units sold.  In addition, these executives could receive additional performance-based incentive compensation based on the return on assets achieved by Kinro and Lippert Components in excess of a pre-established threshold.

In accordance with their employment agreements, the total performance-based incentive compensation will be limited to a maximum of 8% of operating profits for Mr. Lippert and 4.8% for Mr. Mereness.  A portion of the total performance-based incentive compensation payable to Messrs. Lippert and Mereness in excess of an agreed amount will be payable in DSUs, and the balance will be payable in cash.

See, “Employment and Compensation Agreements” for a detailed description of the terms of compensation payable to Messrs. Zinn, Lippert and Mereness commencing in 2009.

Compensation Process

The Compensation Committee is responsible for reviewing the performance of our management in achieving our long-term business objectives, and ensuring that our senior executives are compensated consistent with the objectives, as well as competitive practices. The Committee provides oversight and guidance in the development of compensation and benefit programs for our senior executives. The Compensation Committee sets and confirms that compensation paid to those named executive officers who have employment agreements is in compliance with the agreements.

Leigh J. Abrams, our former Chief Executive Officer recommended and negotiated the terms of the employment agreements with the chief executive officers of Kinro and Lippert Components, which the Committee previously reviewed and approved. The agreement with the chief executive officer of Lippert Components was revised, effective October 1, 2008, in connection with the management transition at Kinro, the terms of which revised agreement were negotiated by Mr. Zinn and approved by the Compensation Committee.

The Compensation Committee considered and determined the 2008 salary, discretionary bonus, and equity awards for Fredric M. Zinn, our Chief Financial Officer, who was appointed President in May 2008 and Chief Executive Officer in January 2009. The Compensation Committee also considered and ratified the recommendation of Mr. Zinn with respect to the 2008 salary, discretionary bonus, and equity awards for our Chief Financial Officer from May 2008 to December 2008. Mr. Zinn has primary responsibility for evaluating the performance of the Chief Financial Officer based upon the execution of his duties with respect to financial reporting and internal controls, our financing arrangements and relationship with lenders, planning and budgeting, and participation in investor relations. Mr. Zinn developed a compensation package for the Chief Financial Officer based on this evaluation, as well as the Chief Financial Officer’s experience and level of expertise, and to a lesser extent, the Company’s results of operations.

The chief executive officer of Lippert Components recommended and negotiated the terms of the compensation arrangement with the chief operating officer of Lippert Components, which the Compensation Committee reviewed and approved, and the Compensation Committee determined the discretionary bonus received by the chief operating officer of Lippert Components.

For 2009, it is anticipated that Mr. Zinn, our Chief Executive Officer, will recommend to the Compensation Committee for its approval the salary, discretionary bonus and equity awards for our Chief Financial Officer, based primarily on the effectiveness with which the Chief Financial Officer executes his duties and achieves his pre-established administrative and management goals.

The Compensation Committee periodically reviews our compensation policy utilizing both internal and external sources of information and analysis relating to financial results of operations, individual performance, long-term return to stockholders, and compensation afforded by other employers to comparable-level executives. If appropriate, changes are recommended. In 2003, we engaged Pearl Meyer & Partners (the “2003 Consultant”), an outside executive compensation consultant, to assess the structure and competitiveness our compensation program for senior executives. The 2003 Consultant provided no other services or advice to the Company or to any executive or employee of the Company, and had no other business relationship with us. The 2003 Consultant found that our performance-based incentive compensation program was the “workhorse” of our executive compensation policy.

In 2007, at the request of the Compensation Committee, we engaged Longnecker & Associates (the “2007 Consultant”), an outside executive compensation consultant, to assess the structure and competitiveness of our compensation program in view of developments in executive compensation since 2003. The 2007 Consultant provided no other services or advice to the Company or to any executive or employee of the Company, and had no other business relationship with us. The 2007 Consultant made certain recommendations to the Committee regarding base salaries and annual and long-term incentives. After considering the 2007 Consultant’s recommendations, the Committee decided that no changes were appropriate to our pay-for-performance incentive compensation programs because they had demonstrated over many years to effectively link executive compensation to our long-term and short-term performance, and no changes were made to the executives’ base salary. For the same reason, we had not engaged in formal benchmarking of our executive compensation.

In connection with the appointment of Fredric M. Zinn as Chief Executive Officer, effective January 1, 2009, a compensation proposal was developed for him to link incentive compensation to additional performance measures.  At the request of the Compensation Committee, we engaged Frederic W. Cook & Co., Inc. (the “2008 Consultant”), an outside executive compensation consultant, to assess the compensation proposal for Mr. Zinn. The 2008 Consultant provides no other services or advice to the Company or to any executive or employee of the Company, and has no other business relationship with us. The 2008 Consultant reviewed the competitiveness of the proposed compensation package and the form of compensation relative to performance measures established for Mr. Zinn.  The 2008 Consultant concluded that, while complex in design, overall the compensation package for Mr. Zinn provides the key elements of total compensation in the competitive market, and addresses key performance objectives.

Total Compensation Report

Compensation “tally sheets” for each of the named executive officers executives were reviewed by the Compensation Committee. The tally sheets reflected dollar amounts of all components of the named executive officers’ 2008 compensation, including base salary, performance-based incentive awards, discretionary bonuses, equity awards, personal benefits, perquisites and, where applicable, potential change-in-control severance payments. Based on the Committee’s review of the tally sheets, the Committee determined that the amounts of compensation paid to our named executive officers for 2008 were reasonable, and were appropriate based on our financial results of operations and the individual performance of each of the executives. The Committee intends to review compensation tally sheets on an annual basis.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and based on such discussion, the Compensation Committee recommended that the Board of Directors include the Compensation Discussion and Analysis in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC.

COMPENSATION COMMITTEE James F. Gero, Chairman Edward W. Rose, III Frederick B. Hegi, Jr. David A. Reed John B. Lowe, Jr.

The foregoing Compensation Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that the Company specifically incorporates it by reference into a filing.

SUMMARY COMPENSATION TABLE

The following table sets forth the annual compensation awarded to or earned by our President and Chief Executive Officer, our Chief Financial Officer, and our four other most highly compensated executive officers (such six executive officers collectively, the “named executive officers”) for the years ended December 31, 2008, 2007 and 2006:

(a)	(b)	(c)	(d)	(e)		(f)	(g)	(h)	(i)
							Non-Equity
							Incentive
							Plan	All Other
Name and				Stock		Option	Compen-	Compen-
Principal Position	Year	Salary	Bonus	Awards		Awards(1)	sation	sation(4)	Total

Leigh J. Abrams	2008	$400,000	$-	$-		$21,280	$28,855	$102,005	$52,140
President until May 2008 and	2007	$400,000	$-	$-		$1,212	$1,079,415	$97,898	$1,658,525
Chief Executive Officer until	2006	$400,000	$-	$-		$5,351	$800,629	$99,300	$1,375,280
December 31, 2008

Fredric M. Zinn	2008	$346,154	$-	$100,000	(2)	$99,615	$-	$79,155	$624,924
Executive Vice President and	2007	$285,000	$215,000	$-		$69,804	$-	$79,908	$709,712
Chief Financial Officer until	2006	$275,000	$275,000	$-		$65,408	$-	$80,377	$635,785
May 28, 2008, President since
May 28, 2008

David L. Webster, retired	2008	$400,000	$-	$-		$119,033	$192,300	$104,753	$816,086
Chairman, President and Chief	2007	$400,000	$-	$-		$81,212	$785,481	$100,129	$1,366,822
Executive Officer of Kinro until	2006	$400,000	$-	$-		$75,351	$1,061,000	$96,773	$1,633,124
December 31, 2008

Jason D. Lippert(3)	2008	$475,000	$425,000	$-		$141,713	$151,000	$68,450	$1,261,163
Chairman, President and Chief	2007	$400,000	$-	$-		$100,521	$1,829,000	$74,521	$2,404,042
Executive Officer of Lippert	2006	$400,000	$-	$-		$94,660	$754,000	$69,218	$1,317,878
Components

Scott T. Mereness(3)	2008	$292,200	$125,000	$125,000	(2)	$22,891	$91,000	$44,664	$800,755
Executive Vice President and	2007	$249,600	$743,900	$-		$84,088	$353,500	$26,648	$1,457,736
Chief Operating Officer of	2006	$249,600	$546,000	$-		$78,227	$-	$26,993	$900,820
Lippert Components

Joseph S. Giordano III	2008	$194,558	$65,000	$25,000	(2)	$69,552	$-	$83,595	$437,705
Chief Financial Officer and
Treasurer since May 28, 2008,
Corporate Controller and
Treasurer until May 28, 2008

(1)
Amounts shown do not reflect compensation actually received. Such amounts reflect the dollar amounts of expense recognized by the Company for financial statement reporting purposes. See Note 1 to the Consolidated Financial Statements included in our applicable Annual Reports on Form 10-K for the assumptions used in determining the fair value of each option award.

(2)	Discretionary bonus paid in DSUs.

(3)	Commencing October 1, 2008, Messrs. Lippert and Mereness assumed management responsibility for the operations of Kinro, in addition to Lippert Components.

(4)	Includes the following payments the Company made to or on behalf of our named executive officers:

(a)	(b)	(c)	(d)	(e)	(f)	(g)

		401(k)	Supplemental
		Matching	Restricted	Health	Other
Name	Year	Contribution	Bonus(A)	Insurance	Perquisites(B)	Total

Leigh J. Abrams	2008	$9,200	$30,000	$30,707	$32,098	$102,005
	2007	$9,000	$30,000	$27,027	$31,871	$97,878
	2006	$8,800	$30,000	$32,054	$28,446	$99,300

Fredric M. Zinn	2008	$9,200	$24,600	$-	$45,355	$79,155
	2007	$9,000	$24,600	$-	$46,308	$79,908
	2006	$8,800	$24,600	$-	$46,977	$80,377

David L. Webster(C)	2008	$9,200	$50,000	$9,679	$35,874	$104,753
	2007	$9,000	$50,000	$8,799	$32,330	$100,129
	2006	$8,800	$50,000	$9,120	$28,853	$96,773

Jason D. Lippert	2008	$9,200	$40,000	$2,590	$16,660	$68,450
	2007	$9,000	$40,000	$4,748	$20,773	$74,521
	2006	$8,800	$40,000	$5,868	$14,550	$69,218

Scott T. Mereness	2008	$9,200	$25,000	$2,590	$7,874	$44,664
	2007	$9,000	$-	$4,748	$12,900	$26,648
	2006	$8,800	$-	$5,868	$12,325	$26,993

Joseph S. Giordano III	2008	$9,200	$15,000	$42,121	$17,274	$83,595

(A)	Our named executive officers received a taxable bonus payment which they are required to invest in tax deferred annuities or cash value life insurance intended to provide retirement income.

(B)	Other perquisites include primarily personal use of company car or auto allowance, parking, and long-term care, life, and long-term disability insurance.

(C)	Retired December 31, 2008.

GRANTS OF PLAN-BASED AWARDS TABLE

The following table summarizes the non-qualified options and DSUs awarded to the named executive officers in 2008:

(a)	(b)	(c)		(d)	(e)	(f)
				All Other
		All Other		Option Awards:		Grant Date
		Stock Awards:		Number of	Exercise or	Fair Value of
		Number of		Securities	Base Price	Stock and
		Shares or		Underlying	Of Option	Option
Name	Grant Date	Stock Units		Options	Awards	Awards

Leigh J. Abrams	11/12/08	-		20,000	$11.59	$89,857
Fredric M. Zinn	11/12/08	-		20,000	$11.59	$89,857
	3/3/09	16,234	(1)	-	-	100,000

Jason D. Lippert	11/12/08	-		30,000	$11.59	$134,786
Scott T. Mereness	11/12/08	-		23,000	$11.59	$103,336
	1/19/09	14,655	(1)	-	-	125,000

Joseph S. Giordano	11/12/08	-		10,000	$11.59	$44,929
	3/3/09	4,059	(1)	-	-	25,000

(1)	Discretionary bonus in 2008 paid in DSUs in lieu of cash compensation

Grants of Plan-Based Awards

Non-qualified stock options were awarded to employees in November 2008. Historically, the Company’s practice was to grant stock options to employees every other year at our regular Board and Committee meetings in November, at an exercise price equivalent to the closing market price on the day before the grant. Because we believe that options granted to our executives and employees constitute an effective incentive to achieving long-term success of the Company, and are an important compensation component to our executives and employees, in 2008 we began to grant options annually at our November meetings, rather than every other year, in amounts that are anticipated to be about half of the value of grants that in the past were made every other year. Our regular November meeting date is scheduled almost a year in advance. Accordingly, the granting of options, as well as the exercise price of the options, are determined independent of any general market conditions at that time or intervening Company events which could affect the market price of our stock on that date.

To encourage our executives’ long-term ownership of the Common Stock of the Company, we award deferred stock units in lieu of a portion of cash compensation.  The number of stock units is credited at the fair market value of the stock on the date earned. The DSUs provide for the distribution of shares of our Common Stock at the end of a specified deferral period, subject to earlier distribution upon death, disability, or certain changes of control of the Company. Until shares representing the deferred stock are distributed, the executive does not have any rights of a stockholder of the Company with respect to such shares.

To enhance the retention value of the Company’s executives, the Committee requires that certain of the Company’s senior executives hold for at least one year stock received upon exercise of vested stock options, unless the executive already owns a number of shares at least equivalent to the shares to be sold by the executive on exercise of options.

Equity Award and Incentive Plan

On May 16, 2002, stockholders approved the Drew Industries Incorporated 2002 Equity Award and Incentive Plan (as amended, the “2002 Plan”).

The following is a brief description of the material features of the 2002 Plan. This description is qualified in its entirety by reference to the full text of the Plan and the amendments thereto.

Shares Available and Award Limitations. Subject to adjustment in the event of stock splits, stock dividends, and other extraordinary events, the total shares available at March 24, 2009 under the 2002 Plan were 2,470,172 shares (of which 2,069,397 shares are subject to outstanding stock options and deferred stock units and 400,775 shares are available for future grant) representing 10.3% of the Company’s shares outstanding on March 24, 2009, assuming exercise of all stock options and deferred stock units outstanding and available for grant. Shares delivered under the 2002 Plan may be either newly issued or treasury shares. See Proposal 3. “Amendment to 2002 Equity Award and Incentive Plan” with respect to increasing the number of shares available for Awards under the 2002 Plan by 900,000 shares.

The 2002 Plan includes a limitation on the amount of Awards that may be granted to any one Participant in a given year to qualify Awards as “performance-based” compensation not subject to the limitation on deductibility under Internal Revenue Code Section 162(m). Under this annual per-person limitation, no Participant may in any year be granted share-denominated Awards under the 2002 Plan relating to more than his or her “Annual Limit” for each type of Award. The Annual Limit is 100,000 shares (after giving effect to the September 2005 stock split) plus the amount of the Participant’s unused Annual Limit relating to the same type of Award as of the close of the previous year, subject to adjustment for splits and other extraordinary corporate events. Stock options, stock appreciation rights (“SARs”), restricted stock, deferred stock and bonus stock, are separate types of awards subject to a separate limitation. In the case of Awards not relating to shares in a way in which the share limitation can apply, no Participant may be granted Awards authorizing the earning during any year of an amount that exceeds the Participant’s Annual Limit, which is $1,200,000, plus the cumulative amount of the Participant’s unused cash Annual Limit as of the close of the previous year. The Annual Limit for non-stock-based Awards of $1,200,000 is separate from the Annual Limit of 100,000 shares (after giving effect to the September 2005 stock split) for each type of stock-based Award.

The 2002 Plan does not permit any shares authorized under the 2002 Plan to be used for any award which could be characterized as a “repricing” of outstanding stock options.

Eligibility. Executive officers and other employees of the Company and its subsidiaries, and non-employee directors, consultants and others who provide substantial services to the Company and its subsidiaries, are eligible to be granted Awards under the 2002 Plan.

Administration. The 2002 Plan is administered by the Compensation Committee (the “Committee”), except that the Board of Directors (“Board”) may appoint any other committee to administer the 2002 Plan and may itself act to administer the Plan. Subject to the terms and conditions of the 2002 Plan, the Committee is authorized to select Participants, determine the type and number of Awards to be granted and the number of shares to which Awards will relate or the amount of a performance award, specify times at which Awards will be exercisable or settled, including performance conditions that may be required as a condition thereof, set other terms and conditions of such Awards, prescribe forms of Award agreements, interpret and specify rules and regulations relating to the Plan, and make all other determinations which may be necessary or advisable for the administration of the 2002 Plan. Nothing in the 2002 Plan precludes the Committee from authorizing payment of other compensation, including bonuses based upon performance, to officers and employees, including the named executive officers. The 2002 Plan provides that Committee members shall not be personally liable, and shall be fully indemnified, in connection with any action, determination, or interpretation taken or made in good faith under the 2002 Plan.

Stock Options and SARs. The Committee is authorized to grant stock options, including both incentive stock options (“ISOs”), which can result in potentially favorable tax treatment to the Participant, and non-qualified stock options, and SARs entitling the Participant to receive the excess of the fair market value of a share on the date of exercise or other specified date over the grant price of the SAR. The exercise price of a stock option and the grant price of an SAR are determined by the Committee, but generally may not be less than the fair market value of the shares on the date of grant (except as described below). At the discretion of the Committee, stock options may be exercised by payment of the exercise price in cash, shares or other property (including broker-assisted cashless exercise procedures) or by surrender of other outstanding awards having a fair market value equal to the exercise price. Methods of exercise and settlement and other terms of SARs will be determined by the Committee.

Restricted and Deferred Stock. The Committee is authorized to make Awards of restricted stock and deferred stock. Prior to the end of the restricted period, shares received as restricted stock may not be sold or disposed of by Participants, and may be forfeited in the event of termination of employment. The restricted period generally is established by the Committee. An Award of restricted stock entitles the Participant to all of the rights of a stockholder of the Company, including the right to vote the shares and the right to receive any dividends thereon, unless otherwise determined by the Committee. Except in the event of a change of control (as defined in the 2002 Plan), restricted stock may not be transferred prior to the first anniversary of the grant thereof. Deferred stock gives Participants the right to receive shares at the end of a specified deferral period, subject to forfeiture of the Award in the event of termination of employment under certain circumstances prior to the end of a specified period (which need not be the same as the deferral period). Prior to settlement, deferred stock Awards carry no voting or dividend rights or other rights associated with stock ownership.

Bonus Shares, and Awards in lieu of Cash Obligations. The Committee is authorized to grant shares as a bonus free of restrictions, or to grant shares or other Awards in lieu of the Company’s obligations under other plans or compensatory arrangements, subject to such terms as the Committee may specify. The number of shares granted to an executive officer or non-employee director in place of salary, fees or other cash compensation must be reasonable, as determined by the Committee.

Performance-Based Awards. To avoid the limitations on deductibility under Internal Revenue Code Section 162(m), the Committee may require satisfaction of pre-established performance goals, consisting of one or more business criteria and a targeted performance level with respect to such criteria, as a condition of Awards being granted or becoming exercisable or settleable under the 2002 Plan, or as a condition to accelerating the timing of such events. The Committee may specify that any such criteria will be measured before or after extraordinary or non-recurring items, before or after service fees, or before or after payments of Awards under the 2002 Plan.

Other Terms of Awards. Awards may be settled in cash, shares, other Awards or other property, in the discretion of the Committee. The Committee may require or permit Participants to defer the settlement of all or part of an Award in accordance with such terms and conditions as the Committee may establish, including payment or crediting of interest on any deferred amounts. The Committee may condition Awards on the payment of taxes such as by withholding a portion of the shares or other property to be distributed (or receiving previously acquired shares or other property surrendered by the Participant) in order to satisfy tax obligations. Non-cash awards granted under the 2002 Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the Participant’s death, except that the Committee may permit transfers in individual cases, including for estate planning purposes.

Vesting, Forfeitures, and Acceleration. The Committee may, in its discretion, determine the vesting schedule of stock options and other Awards, the circumstances that will result in forfeiture of the Awards, the post-termination exercise periods of stock options and similar Awards, and the events that will result in acceleration of the ability to exercise and the lapse of restrictions, or the expiration of any deferral period, on any Award. In addition, the 2002 Plan provides that, in the event of a Change in Control of the Company, outstanding Awards will immediately vest and be fully exercisable, any restrictions, deferral of settlement and forfeiture conditions of such Awards will lapse, and goals relating to performance-based awards will be deemed met or exceeded to the extent specified in the performance-award documents. A Change in Control means generally (i) any person or group becomes a beneficial owner of 30% or more of the voting power of the Company’s voting securities, (ii) a change in the Board’s membership such that the current members, or those elected or nominated by vote of a majority of the current members and successors elected or nominated by them, cease to represent a majority of the Board in any period of less than two years, (iii) certain mergers or consolidations reducing the percentage of voting power held by stockholders prior to such transactions to under 51%, (iv) stockholder approval of a sale or liquidation of all or substantially all of the assets of the Company, and (v) upon the sale of all or substantially all of the Company’s assets.

Amendment and Termination of the 2002 Plan. The Board may amend, alter, suspend, discontinue, or terminate the 2002 Plan or the Committee’s authority to grant awards thereunder without stockholder approval unless stockholder approval is required by law, regulation, or stock exchange rule. Under these provisions, stockholder approval will not necessarily be required for amendments that might increase the cost of the 2002 Plan. However, stockholder approval is required for any amendment which may (a) increase the maximum number of shares of stock covered by the Plan or change the class of employees who are Eligible Persons; (b) reduce the exercise price for any stock options below the fair market value of the Common Stock on the date of the grant of such stock option; (c) extend beyond 10 years from the date of the grant the period within which any Award may be exercised; (d) extend the period beyond the termination date of the Plan during which Awards may be granted; or (e) increase the Annual Limit. Consistent with the foregoing, administrative amendments to the 2002 Plan have been adopted without stockholder approval, amendments increasing the number of shares subject to issuance under the 2002 Plan were adopted with stockholder approval in 2006 and 2007, and stockholders are being asked to approve an amendment increasing the number of shares subject to issuance at the present Annual Meeting of Stockholders. See Proposal 3. “Amendment to 2002 Equity Award and Incentive Plan.”

No awards may be made after the tenth anniversary of the effective date of the plan. Unless earlier terminated, the 2002 Plan will terminate at such time that no shares reserved under the 2002 Plan remain available and the Company has no further rights or obligations with respect to any outstanding Award.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table summarizes the number of shares of Common Stock underlying outstanding stock options held by each named executive officer as of December 31, 2008:

Option Awards
	(b)		(c)		(d)	(e)	(f)	(g)
Name	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date	Value of Unexercised In-the-Money Options at December 31, 2008 of Exercisable Options(1)	Value of Unexercised In-the-Money Options at December 31, 2008 of Unexercisable Options(1)

Leigh J. Abrams	30,000		-		$12.78	11/13/09	$-	$-
	15,000		10,000		$28.33	11/15/11	$-	$-
	4,000		1,600		$32.61	11/14/13	$-	$-
	-		20,000		$11.59	11/12/14	$-	$8,200

Fredric M. Zinn	30,000		-		$12.78	11/13/09	$-	$-
	12,000		8,000		$28.33	11/15/11	$-	$-
	3,000		12,000		$32.61	11/14/13	$-	$-
	-		20,000		$11.59	11/12/14	$-	$8,200

David L. Webster	30,000		-		$12.78	11/13/09	$-	$-
	15,000	(2)	10,000	(2)	$28.33	11/15/11	$-	$-
	4,000	(2)	16,000	(2)	$32.61	11/14/13	$-	$-

Jason D. Lippert	18,000		-		$12.78	11/13/09	$-	$-
	9,000		3,000		$16.16	11/18/10	$-	$-
	15,000		10,000		$28.33	11/15/11	$-	$-
	4,000		16,000		$32.61	11/14/13	$-	$-
	-		30,000		$11.59	11/12/14	$-	$12,300

Scott T. Mereness	45,000		-		$12.78	11/13/09	$-	$-
	12,000		8,000		$28.33	11/15/11	$-	$-
	4,000		16,000		$32.61	11/14/13	$-	$-
	-		23,000		$11.59	11/12/14	$-	$9,430

Joseph S. Giordano III	11,500		-		$12.78	11/13/09	$-	$-
	9,000		6,000		$28.33	11/15/11	$-	$-
	2,400		9,600		$32.61	11/14/13	$-	$-
	-		10,000		$11.59	11/12/14	$-	$4,100

(1)	The market value of our Common Stock at December 31, 2008 ($12.00 per share) less the exercise price multiplied by the number of options.

(2)	Cancelled January 1, 2009 in connection with Mr. Webster’s retirement effective December 31, 2008.

OPTION EXERCISES AND STOCK VESTED

No stock options were exercised by the named executive officers in 2008.

 NON-QUALIFIED DEFERRED COMPENSATION

The following table summarizes activity in the non-qualified deferred compensation plan by those named executive officers who made contributions in 2008:

(a)	(b)	(c)	(d)
Name	Executive Contributions in 2008(1)	Aggregate Earnings in 2008(2)	Aggregate Balance at December 31, 2008
Fredric M. Zinn	$25,400	$(14,515)	$27,914

Jason D. Lippert	$914,500	$(444,592)	$723,137

Scott T. Mereness	$219,480	$(128,030)	$212,740

(1)	Amounts in column (b) of this table have been included in columns (c), (d) or (f) of the Summary Compensation Table.

(2)	Amounts in column (c) of this table, which represent earnings or losses on the executives’ contributions, have been not been included the Summary Compensation Table.

The Company maintains an Executive Non-Qualified Deferred Compensation Plan. The Company does not make any contributions to the Plan but is responsible for certain costs of Plan administration, which are not significant. Pursuant to the Plan, certain of the named executive officers are eligible to defer all or a portion of their earned base salary and incentive compensation. The Plan participant is fully vested in all deferred compensation and earnings credited to his or her account because the Plan participant has made all the contributions. Pursuant to the Plan, payments to the Plan participants will be made from the Company’s general unrestricted assets, and the obligations pursuant to the Plan are unfunded and unsecured.

The Plan participant’s account is deemed invested (not actually invested) among various deemed investment alternatives selected by the Plan participant. The Company has elected to invest a portion of the compensation deferred by the Plan participant in life insurance policies for the benefit of the Company. The investments within these life insurance policies track the deemed investments selected by the Plan participant in order to generate the funds needed to make payments to the Plan participants. The deemed investments selected by the Plan participant determine the amount of earnings and losses that are credited to the Plan participant’s account.

EMPLOYMENT AND COMPENSATION AGREEMENTS

Pursuant to the Executive Compensation and Non-Competition Agreement between the Company and Fredric M. Zinn, our President and Chief Executive Officer, for the period January 1, 2009 through December 31, 2011 (the “Measurement Period”), Mr. Zinn will receive annual base salary of $500,000 consisting of $450,000 in cash and DSUs representing shares equivalent in value to $50,000.  The DSUs will be issued quarterly on the last day of each calendar quarter at the rate of $12,500 per quarter.

In addition, Mr. Zinn will receive annually DSUs representing shares equivalent in value to $200,000 (the “Incentive DSUs”), issued at the end of each calendar quarter at the rate of $50,000 per quarter.  These DSUs are subject to forfeit based on the performance measure discussed below.

Mr. Zinn will also be entitled to receive for the Measurement Period performance-based profit incentive compensation (the “Profit Bonus”) consisting of $4,000 for each $0.01 that the Company’s adjusted earnings per share (as defined, “Adjusted EPS”) for each year during the Measurement Period exceeds the Company’s Adjusted EPS for the prior year; plus $4,000 for each $0.01 that the Company’s Adjusted EPS for each year during the Measurement Period exceeds $1.45; and $10,000, plus or minus, for each 1% that the change in the Company’s Adjusted EPS for each year during the Measurement Period is above or below 2.5 times the percentage increase or decrease in the Index of Number of RVs and Manufactured Housing Industry Units Sold (as defined, the “Industry Index”). However, the amount added or subtracted with respect to the industry-related performance measure will not exceed 1% of Company’s net income for the subject year.

The aggregate Profit Bonus for any year during the Measurement Period may not exceed 8% of the Company’s net income.  For any year during the Measurement Period, the first $500,000 of Profit Bonus will be paid in cash, and the Profit Bonus in excess of $500,000 will be paid in DSUs.

Upon expiration of the Measurement Period, Mr. Zinn will be entitled to receive 1,000 DSUs for each 0.1% that the Company’s average return on invested capital (“ROIC”) for the Measurement Period is above the average ROIC of the Company’s  peer group (as defined), but the total number of DSUs will not exceed 100,000 units (the “ROIC Bonus”).  However, if the foregoing calculation of DSUs for the Measurement Period results in a negative number, Incentive DSUs issued during the Measurement Period will be forfeited at the same rate of 1,000 DSUs for each 0.1% that the Company’s ROIC for the Measurement Period is below the ROIC of the Company’s peer group.

The performance measures pursuant to which the total incentive performance bonus is paid will be modified, consistent with the Company’s past practices, to give effect to any business acquisitions or dispositions made by the Company.  Mr. Zinn’s election to defer receipt of the shares of stock deliverable pursuant to any DSUs must be for a period of not less than three years from the date the DSUs are issued.

During the Measurement Period, Mr. Zinn will be entitled to receive substantially the same benefits and perquisites which he has previously received as an Executive Officer of the Company.

Pursuant to the Executive Employment and Non-Competition Agreement among Lippert Components, Kinro and Jason D. Lippert, Chief Executive Officer of Lippert Components and Kinro, Mr. Lippert will receive, for the period January 1, 2009 through December 31, 2011 (the “Term”), annual base salary in the amount of $700,000.

In addition, Mr. Lippert will be entitled to receive annually performance-based profit incentive compensation (the “Profit Bonus”) consisting of 3.75% of the combined Operating Profits (as defined) of Lippert Components, and its subsidiaries and affiliates the (“LCI Entities”) and Kinro, and its subsidiaries and affiliates (the “Kinro Entities”) in excess of $35,000,000 and up to $50,000,000; plus 4.25% of the combined Operating Profits in excess of $50,000,000 and up to $65,000,000; plus 5% of the combined Operating Profits in excess of $65,000,000.

Mr. Lippert will also be entitled to receive performance-based industry-comparable incentive compensation (the “Industry Bonus”) determined by adding to, or subtracting from, the Profit Bonus the amount of $20,000 for each 1% that the percentage increase or decrease in the combined Operating Profits for any year during the Term, as compared to the immediately preceding calendar year, exceeds or is less than 2.5 times the percentage increase or decrease in the Industry Index during such year, as compared to the immediately preceding calendar year. However, the Industry Bonus for any year during the Term will not exceed 1.5% of the combined Operating Profits.

Mr. Lippert will also be entitled to receive performance-based incentive compensation for 2009 of $125,000 if Lippert Components achieves a return on assets (“ROA”) of 20%, which will increase at the rate of $30,000 per 1% increase in ROA over 20%. For 2010 and 2011, respectively, the ROA incentive compensation will be $155,000 and $185,000, respectively, if Lippert Components achieves ROA of 21% and 22%, respectively, and the same incremental increases in ROA incentive compensation will apply for incremental increases in ROA.

The performance measures pursuant to which the total performance incentive bonus is paid will be modified, consistent with the Company’s past practices, to give effect to any business acquisitions or dispositions made by the LCI Entities and the Kinro Entities.

The total performance incentive bonus for any year during the Term may not exceed 8% of combined Operating Profits.  For any year during the Term, the first $900,000 of total performance incentive bonus will be paid in cash, 50% of total performance incentive bonus in excess of $900,000 will be paid in DSUs, and 50% of such excess will be paid in cash. Mr. Lippert’s election to defer receipt of the shares of stock deliverable pursuant to DSUs must be for a period of not less than three years from the date the DSUs are issued.

During the Term, Mr. Lippert will be entitled to receive substantially the same benefits and perquisites which he has previously received as an Executive Officer of Lippert Components.

Pursuant to the Executive Employment and Non-Competition Agreement among Lippert Components, Kinro, and Scott T. Mereness, Chief Operating Officer of Lippert Components and Vice President of Kinro, Mr. Mereness will receive for the period January 1, 2009 through December 31, 2011 (the “Term”), annual base salary of $420,000, consisting of $360,000 in cash and $60,000 in DSUs.  The DSUs will be issued quarterly on the last day of each calendar quarter at the rate of $15,000 per quarter.

In addition, Mr. Mereness will be entitled to receive annually performance-based profit incentive compensation (the “Profit Bonus”) consisting of 2.25% of the combined Operating Profits in excess of $35,000,000 and up to $50,000,000; plus 2.55% of the combined Operating Profits in excess of $50,000,000 and up to $65,000,000; plus 3% of the combined Operating Profits in excess of $65,000,000.

Mr. Mereness will also be entitled to receive performance-based industry-comparable incentive compensation (the “Industry Bonus”) determined by adding to, or subtracting from, the Profit Bonus the amount of $12,000 for each 1% that the percentage increase or decrease in the combined Operating Profits for any year during the Term, as compared to the immediately preceding calendar year, exceeds or is less than 2.5 times the percentage increase or decrease in the Industry Index during such year, as compared to the immediately preceding calendar year. However, the Industry Bonus for any year during the Term will not exceed 0.9% of the combined Operating Profits.

Mr. Mereness will also be entitled to receive performance-based incentive compensation for 2009 of $75,000 if Lippert Components achieves ROA of 20%, which will increase at the rate of $18,000 per 1% increase in ROA over 20%.  For 2010 and 2011, respectively, the incentive compensation will be $93,000 and $111,000, respectively, if Lippert Components achieves ROA of 21% and 22% respectively, and the same incremental increases in ROA incentive compensation will apply for incremental increases in ROA.

The performance measures pursuant to which the total performance incentive bonus is paid will be modified, consistent with the Company’s past practices, to give effect to any business acquisitions or dispositions made by the LCI Entities and the Kinro Entities.

The total performance incentive bonus for any year during the Term many not exceed 4.8% of combined Operating Profits.  For any year during the Term, the first $100,000 of total performance incentive bonus will be paid in cash, 33% of total performance incentive bonus in excess of $100,000 will be paid in DSUs, and 67% of such excess will be paid in cash. Mr. Mereness’ election to defer receipt of the shares of stock deliverable pursuant to the DSUs must be for a period of not less than three years from the date the DSU’s are issued.

During the Term, Mr. Mereness will be entitled to receive substantially the same benefits and perquisites which he has previously received as an Executive Officer of Lippert Components.

Potential Payments On Termination Or Change In Control

Change-in-Control Agreement

On September 12, 2003, the Company entered into a “double-trigger” change-in-control agreement with Fredric M. Zinn, at that time our Executive Vice President and Chief Financial Officer, who had been an officer of the Company since 1986, and with whom the Company did not have an employment agreement. Mr. Zinn has been President since May 2008 and Chief Executive Officer since January 2009. See Proposal No. 1 “Election of Directors – Management and Board Succession”. The agreement, as amended, provides for severance payable upon a Company-initiated termination within one year following, or 120 days prior to, a change-in-control, or a termination initiated by Mr. Zinn with good reason (defined as a reduction in Mr. Zinn’s compensation or a material change in Mr. Zinn’s authority and duty) within six months following a change-in-control. Change-in-control includes acquisition of 30% or more of the Company’s voting securities, or stockholder approval of a merger resulting in a change in voting control of more than 50% of the voting power of the Company’s existing securities, or liquidation of the Company. The agreement provides that Mr. Zinn will receive his then effective compensation for a period of two years if he is involuntarily terminated, or one year if he voluntarily terminates for good reason, subject to certain adjustments, and certain other benefits.

Based on a hypothetical termination date of December 31, 2008, including the price of the Company’s Common Stock on that date, the change-in-control severance benefits for our Mr. Zinn would have been as follows:

	Involuntary Termination	Voluntary Termination

Base Salary	$750,000	$375,000

Bonus	$393,333	$196,667

Other benefits	$135,931	$67,966

Fair market value of accelerated stock options	$8,200	$8,200

Total	$1,287,464	$647,833

On July 18, 2006, the Company entered into a “double-trigger” change-in-control agreement with Joseph S. Giordano, III, at that time our Corporate Controller and Treasurer.  Mr. Giordano has been our Chief Financial Officer and Treasurer since May 2008.  See Proposal No. 1 “Election of Directors – Management and Board Succession.” The agreement, as amended, provides for severance payable upon a Company-initiated termination within one year following, or 120 days prior to, a change-in-control, or a termination initiated by Mr. Giordano with good reason (defined as a reduction in Mr. Giordano’s compensation or a material change in Mr. Giordano’s authority and duty) within six months following a change-in-control. Change-in-control includes acquisition of 30% or more of the Company’s voting securities, or stockholder approval of a merger resulting in a change in voting control of more than 50% of the voting power of the Company’s existing securities, or liquidation of the Company. The agreement provides that Mr. Giordano will receive his then effective compensation for a period of two years if he is involuntarily terminated, or one year if he voluntarily terminates for good reason, subject to certain adjustments, and certain other benefits.

Based on a hypothetical termination date of December 31, 2008, including the price of the Company’s Common Stock on that date, the change-in-control severance benefits for Mr. Giordano would have been as follows:

	Involuntary Termination	Voluntary Termination

Base Salary	$420,000	$210,000

Bonus	$173,333	$86,667

Other benefits	$146,809	$73,405

Fair market value of accelerated stock options	$4,100	$4,100

Total	$744,242	$374,172

Acceleration of Stock Options

Pursuant to the 2002 Plan, in the event of a change-in-control (as defined in the 2002 Plan) all unexercisable stock options, including those held by the named executive officers, will become fully exercisable and vested and will remain exercisable and vested for the balance of the term of the stock option regardless of termination of employment, subject to the terms of the 2002 Plan. See “Equity Award and Incentive Plan–Vesting, Forfeitures and Acceleration” and the table entitled “Outstanding Equity Awards at Fiscal Year End.”

Termination of Employment

 In accordance with the Executive Compensation and Non-Competition Agreement with Fredric M. Zinn, President and Chief Executive Officer, effective January 1, 2009, if on account of physical or mental disability Mr. Zinn does not perform his duties for a continuous period of six months, the Company may, upon 30 days notice, terminate Mr. Zinn’s Employment. For the six-month period after termination, Mr. Zinn will continue to receive his base salary, Profit Bonus, ROIC Bonus, and other benefits in accordance with the Agreement.

In the event of Mr. Zinn’s death, Mr. Zinn’s heir or designee will be entitled to the base salary which Mr. Zinn would have received for the period ending six months from the date of death, and the Profit Bonus and ROIC Bonus proportionately with respect to the period prior to the date of termination. Assuming this Agreement was in effect at December 31, 2008, Mr. Zinn’s heir or designee would have received a payment of $187,500.

In the event the Company terminates Mr. Zinn’s employment for any other reason, other than “cause,” or the Corporation relocates its corporate office and Mr. Zinn terminates his employment, Mr. Zinn will receive his base salary for one year from the date of termination and the Profit Bonus and ROIC Bonus for the Adjusted Measurement Period (as defined), in cash or stock as the Company elects.  Assuming this Agreement was in effect for 2008, at December 31, 2008, Mr. Zinn would have received $500,000.

In accordance with the Executive Employment and Non-Competition Agreement with Jason D. Lippert, Chairman, President and Chief Executive Officer of Lippert Components and Kinro, if on account of physical or mental disability Mr. Lippert does not perform his duties for a continuous period of six months, Lippert Components may, upon 30 days notice, terminate the Agreement. For the six-month period after termination, Mr. Lippert will continue to receive the total performance bonus and other benefits in accordance with the Agreement.

In the event of Mr. Lippert’s death during the term of the Agreement, Mr. Lippert’s heir or designee will be entitled to the base salary which Mr. Lippert would have received for the period ending six months from the date of death and the total performance bonus proportionately with respect to the period prior to the date of termination. At December 31, 2008, Mr. Lippert’s heir or designee would have received a payment of $350,000.

In accordance with the Executive Employment and Non-Competition Agreement with Scott T. Mereness, chief operating officer of Lippert Components and Vice President of Kinro, if on account of physical or mental disability Mr. Mereness does not perform his duties for a continuous period of six months, Lippert Components may, upon 30 days notice, terminate the Agreement. Assuming this Agreement was in effect for 2008, for the six-month period after termination, Mr. Mereness would continue to receive the total performance bonus and other benefits in accordance with the Agreement.

In the event of Mr. Mereness’ death during the term of the Agreement, Mr. Mereness’ heir or designee will be entitled to the base salary which Mr. Mereness would have received for the period ending six months from the date of death and the total performance bonus proportionately with respect to the period prior to the date of termination. Assuming this Agreement was in effect at December 31, 2008, Mr. Mereness’ heir or designee would have received a payment of $210,000.

DIRECTOR COMPENSATION

The following table summarizes compensation paid to non-employee directors during 2008:

(a) Name	(b) Fees Earned or Paid in Cash	(c) Option Awards(1)	(d) All Other Compensation(2)		(e) Total

Edward W. Rose, III, Chairman	$-	$83,224	$129,475	(3)	$212,699

James F. Gero	$-	$83,224	$97,750		$180,974

Fredrick B. Hegi, Jr.	$-	$83,224	$95,450		$178,674

David A. Reed	$66,850	$83,224	$32,948		$183,022

John B. Lowe, Jr.	$-	$83,224	$88,550		$171,774
	$66,850	$416,120	$444,173		$927,143

(1)
Non-employee directors are granted options to purchase the Company’s Common Stock each year at an exercise price equivalent to the closing market price of the Common Stock on December 14, 2008. The amount shown represents the fair market value, at the date of grant, of options awarded in 2008. The assumptions used in determining the fair market value of stock options, using the Black-Scholes option pricing model, can be found in Note 1 to the Consolidated Financial Statements included in our 2008 Annual Report on Form 10-K.

(2)	Represents the value, as of the date earned, of deferred stock units issued in 2008 in lieu of cash compensation in payment of directors’ fees, except as noted in footnote 3.

(3)	Includes a supplemental restricted bonus of $30,000. See “Compensation Discussion and Analysis – Supplemental Restricted Bonus.”

Discussion of Director Compensation

Directors who are employees of the Company do not receive additional or special compensation for serving as directors. The following table sets forth the rate of compensation paid to non-employee directors during 2008:

	2008
	Board or Committee Chairperson(1)	Other Directors(1)

Director Annual Fee	$56,500	$32,500

Director Fee Per Board Meeting	$2,500	$1,500

Audit Committee Annual Fee	$15,000	$-

Audit Committee Fee Per Meeting	$3,000	$2,500

Compensation Committee Annual Fee	$5,000	$-

Compensation Committee Fee Per Meeting	$2,000	$1,500

Corporate Governance and Nominating Committee Annual Fee	$5,000	$-

Corporate Governance and Nominating Committee Fee Per Meeting	$2,000	$1,500

(1)	For 2009, the annual retainer and meeting fees for all Directors will remain unchanged from 2008.

To encourage our directors’ long-term ownership of the Common Stock of the Company, the 2002 Plan provides that non-employee directors may elect to accept DSUs in lieu of cash compensation in payment of directors’ fees. The number of DSUs, credited at the fair market value of the stock on the date earned, is equivalent to 115% of the deferred fee. The DSUs are distributed in the form of shares of Common Stock of the Company at the end of the deferral period selected by the director, subject to earlier distribution upon death, disability, or certain changes of control of the Company. Until shares representing the deferred stock are distributed, the director does not have any rights of a stockholder of the Company with respect to such shares. For 2009, four directors have elected to receive 100% of their fees in DSUs, and one director has elected to receive 30% of his fees in DSUs. There were an aggregate of 97,113 DSUs outstanding at December 31, 2008.

Compensation Committee Interlocks and Insider Participation

No executive officer of the Company serves on the Compensation Committee, and there are no “interlocks,” as defined by the Securities and Exchange Commission.

TRANSACTIONS WITH RELATED PERSONS

The Company currently has approximately 2,300 employees and seeks to employ the most qualified candidates. Consequently, the Company does not preclude the hiring of family members of incumbent directors and executive officers. The compensation of each of the following employees was established in accordance with the Company’s employment and compensation practices applicable to employees with equivalent qualifications, experience and responsibilities.

During 2008, the Company employed Stephanie Todd as Administrative Assistant at Kinro, who received salary and bonus of $53,000. Ms. Todd, who was employed at Kinro in excess of twenty years, is the daughter of David L. Webster, who was Chairman, President and Chief Executive Officer of Kinro and a Director of the Company until his retirement effective December 31, 2008. Ms. Todd is no longer employed by the Company.

During 2008, the Company employed at Lippert Components Jason D. Lippert, as Chairman, President and Chief Executive Officer, who received total salary and bonus of $1.1 million (see Proposal No. 1 “Election of Directors – Compensation Discussion and Analysis” and “Summary Compensation Table”), and Jarod Lippert, as Information Systems Project Specialist, who received salary and bonus of $100,400. Jason Lippert and Jarod Lippert, brothers, and have been employed by Lippert Components in excess of fifteen and seven years, respectively.

Review, Approval or Ratification of Transactions with Related Persons

The Company’s written Guidelines for Business Conduct, applicable to all directors, officers and management-level employees, provides that any interests or activities of a director, officer or applicable employee that could, or could appear to, create a conflict of interest must be disclosed by a director or officer of the Company to the Chief Executive Officer of the Company, or by an officer of any of our subsidiaries to the chief executive officer of the subsidiary with which the person is employed. If the chief executive officer of the subsidiary determines that a waiver of the conflict of interest may be appropriate, a written waiver must be obtained from the Chief Executive Officer of the Company upon approval of our Audit Committee. If the Chief Executive Officer of the Company determines that a waiver may be appropriate for a director or officer of the Company, he must obtain approval of the Audit Committee. A conflict of interest exists if the director, officer or applicable employee has any interests or activities outside the Company that he or she could benefit from to the detriment of the Company, or that could, or could appear to, influence his or her actions on behalf of the Company.

Indemnification

Section 145 of the Delaware General Corporation Law empowers a domestic corporation to indemnify any of its officers, directors, employees or agents against expenses, including reasonable attorney’s fees, judgments, fines and amounts paid in settlement which were actually and reasonably incurred by such person in connection with any action, suit or similar proceeding brought against them because of their status as officers, directors, employees or agents of the Company if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company. If the claim was brought against any such person by or in the right of the Company, the Company may indemnify such person for such expenses if such person acted in good faith and in a manner reasonably believed by such person to be in or not opposed to the best interests of the Company, except no indemnity shall be paid if such person shall be adjudged to be liable for negligence or misconduct unless a court of competent jurisdiction, upon application, nevertheless permits such indemnity (to all or part of such expenses) in view of all the circumstances.

The Company’s Restated Certificate of Incorporation provides that the Company may indemnify its officers, directors, employees or agents to the full extent permitted by Section 145 of the Delaware General Corporation Law. Accordingly, no director of the Company is liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

The Company has Indemnification Agreements with each of its directors and executive officers (and the executive officers of its subsidiaries, Kinro and Lippert Components). The agreements incorporate into contract the Company’s existing obligations for indemnification and advancement of indemnifiable expenses which currently are included in the Company’s Restated Certificate of Incorporation and Amended By-laws, and as provided by Section 145 of the Delaware General Corporation Law. Management believes that it is in the best interests of the Company to make service to the Company more attractive to existing and prospective directors and executive officers by virtue of the security afforded by contract.

Proposal 2. AMENDMENT TO CERTIFICATE OF INCORPORATION

Introduction

At the Annual Meeting there will be presented to stockholders a proposal to approve the adoption of an amendment to the Company’s Restated Certificate of Incorporation to decrease the number of shares authorized for issuance by 20 million shares.  The Company’s Restated Certificate of Incorporation currently authorizes the issuance of 50 million shares of Common Stock, par value $0.01 per share.

Proposed Amendment to Restated Certificate of Incorporation

In March 2009, the Board of Directors adopted resolutions setting forth the proposed amendment to Article FOURTH of the Company’s Restated Certificate of Incorporation, subject to approval of the Company’s stockholders at the Annual Meeting.

The following is the text of Section A of Article FOURTH of the Restated Certificate of Incorporation of the Company, as proposed to be amended:

“The total number of shares of all classes of stock which the Corporation shall have the authority to issue is thirty million (30,000,000) shares of Common Stock, par value $0.01 per share.”

Purpose and Effect of the Proposed Amendment

Under current economic circumstances, the Board of Directors believes that it is unlikely that the Company will need shares for stock splits or stock dividends in the near future, or that the Company will use a significant number of shares to make acquisitions or raise equity capital.

Franchise taxes imposed by the State of Delaware are partly a function of the number of shares of stock authorized by the Certificate of Incorporation, but which remain unissued.  We have determined that reducing our authorized shares by 20 million shares will not impede our operations or goals, and will result in annual savings of franchise taxes of approximately $50,000. Consistent with our company-wide program of cost-cutting measures described elsewhere in this Proxy Statement and in our Form 10-K, the Board of Directors believes that this expense reduction is appropriate.

If the proposed amendment is adopted, it will become effective upon filing of a Certificate of Amendment to the Company’s Restated Certificate of Incorporation with the Delaware Secretary of State.  However, the Board retains discretion under Delaware law not to implement the proposed amendment even if it is approved by stockholders.  If the Board exercised such discretion, the number of authorized shares would remain at the current level.

Vote Necessary to Approve the Amendment

The affirmative vote of a majority of the outstanding shares of Common stock entitled to vote at the Annual Meeting is required to approve the adoption of the foregoing amendment to the Restated Certificate of Incorporation.  Therefore, abstentions and broker non-votes effectively count as votes against the amendment.

Management recommends that you vote FOR the amendment decreasing the authorized number of shares of Common Stock by 20 million shares.

Proposal 3. AMENDMENT TO 2002 EQUITY AWARD AND INCENTIVE PLAN

Introduction

At the Annual Meeting there will be presented to stockholders a proposal to approve the adoption of an amendment to the Drew Industries Incorporated 2002 Equity Award and Incentive Plan to increase the number of shares subject to awards by 900,000 shares. The full text of the proposed amendment appears as Exhibit “A” to this Proxy Statement.

The 2002 Plan provides for the grant to executive officers and other employees of the Company and any of its subsidiaries, non-employee Directors, consultants and others who provide substantial services to the Company and its subsidiaries, stock-based awards, such as options to purchase the Company’s Common Stock, or restricted or deferred stock. The exercise price of the option is determined by the Compensation Committee in its sole discretion, provided that the exercise price is at least equal to 100% of the fair market value of the Common Stock on the date of grant. See Proposal 1. “Election of Directors–Equity Award and Incentive Plan” for a more detailed description of the 2002 Plan.

Since January 2002, options to purchase an aggregate of 2,670,500 shares of Common Stock, representing 12.4% of the Company’s aggregate Common Stock outstanding and reserved for issuance on March 24, 2009, have been granted to 192 employees and non-employee Directors at exercise prices ranging from $7.875 to $32.61 per share. In addition, DSUs with respect to an additional 101,541 shares have been issued to non-employee Directors in payment of their fees in lieu of cash compensation, and 34,946 DSUs have been issued to employees in lieu of cash compensation. Subject to adjustment in the event of stock splits, stock dividends, and other extraordinary events, the total shares available for issuance on March 24, 2009 under the 2002 Plan was 2,470,172 shares (of which 2,069,397 shares are currently subject to outstanding options and DSUs, and 400,775 shares are available for future grant) representing 10.3% of the Company’s Common Stock outstanding and reserved for issuance on March 24, 2009.

During 2008, the Company realized cash and tax benefits of approximately $0.4 million as a result of the exercise of outstanding options to purchase 38,200 shares of its Common Stock. The market value of the Common Stock at March 24, 2009 was $9.22per share, which was below the exercise price provided in all options outstanding on that date.

Increase in Number of Shares

Management believes that the Company’s long-term success is dependent upon the ability of the Company to attract and retain qualified employees and non-employee Directors and to motivate their best efforts on behalf of the Company’s interests. Thus, the 2002 Plan constitutes an important part of the Company’s compensation of its officers and other employees, and also makes service on the Board of Directors more attractive by providing an incentive to increase participation in the Company’s success. Equity-based awards under the 2002 Plan also reward our executives and non-employee Directors for long-term return to stockholders.

Because options to purchase, and DSUs representing, all but 400,775 shares available for grant under the 2002 Plan have been granted, in March 2009 the Board of Directors adopted resolutions setting forth the proposed amendment to the 2002 Plan, subject to approval by the Company’s stockholders at the Annual Meeting, increasing the number of shares available for issuance by 900,000 shares. Management believes that this increase will be adequate for option grants and DSU awards for 2009 and 2010. If the amendment is approved, a total of 1,300,775 shares will be available for future issuance under the 2002 Plan which, combined with the 2,069,397 shares currently subject to options and DSUs, represents 13.5% of the aggregate shares of Common Stock which would be outstanding and reserved for issuance on May 20, 2009.

If the amendment is approved, the additional shares will be registered under the Securities Act in accordance with an amendment to our existing amended Registration Statements on Form S-8.

Vote Necessary to Approve the Amendment

The affirmative vote of a majority of the shares of Common Stock present or represented by proxy and voting at the Annual Meeting is required to approve the adoption of the foregoing amendment to the 2002 Plan.

Management recommends that you vote FOR the amendment increasing the number of shares available for issuance under the 2002 Plan by 900,000 shares.

Proposal 4. APPOINTMENT OF AUDITORS

It is proposed that the stockholders ratify the appointment by the Board of Directors of KPMG LLP as independent auditors for the purpose of auditing and reporting upon the consolidated financial statements and internal control over financial reporting of the Company for the year ending December 31, 2009. KPMG LLP is a registered public accounting firm. It is expected that a representative of that firm will be present at the Annual Meeting of Stockholders to be held on May 20, 2009 and will be afforded the opportunity to make a statement and respond to appropriate questions from stockholders present at the meeting.

The affirmative vote of a majority of the shares of Common Stock present or represented by proxy and voting at the Annual Meeting is required to ratify the appointment of KPMG LLP.

Management recommends that you vote FOR ratification of the appointment of KPMG LLP as independent auditors for the year ending December 31, 2009.

Fees for Independent Auditors

The following is a summary of the fees billed to the Company by KPMG LLP for professional services rendered for the fiscal years ended December 31, 2008 and 2007:

	2008	2007

Audit Fees:
Consists of fees billed for professional services rendered for the annual audit of the Company’s financial statements and for the reviews of the interim financial statements included in the Company’s Quarterly Reports	$1,160,000	$1,065,175

Audit-Related Fees:
Consists primarily of fees billed for assistance with regulatory filings and other audit related services and filings	$28,000	$34,600

Tax Fees
Tax Planning and Compliance Consists of fees billed for tax planning and compliance, assistance with the preparation of tax returns, tax services rendered in connection with acquisitions made by the Company and advice on other tax related matters	$-	$-

All Other Fees:
Other Services	$-	$-

Total All Fees	$1,188,000	$1,099,775

As part of its duties, the Audit Committee is required to pre-approve audit and non-audit services performed by the independent auditors in order to assure that the provision of such services does not impair the auditors’ independence. The Audit Committee does not delegate to management its responsibilities to pre-approve services performed by the independent auditors.

In making its recommendation to ratify the appointment of KPMG LLP as the Company’s independent auditors for the fiscal year ending December 31, 2009, the Audit Committee has determined that the non-audit services provided by KPMG LLP are compatible with maintaining the independence of KPMG LLP.

TRANSACTION OF OTHER BUSINESS

As of the date of this Proxy Statement, the only business which Management intends to present or knows that others will present at the meeting is that set forth herein. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement thereof, it is the intention of the persons named in the form of Proxy solicited from holders of the Common Stock to vote the Proxy on such matters in accordance with their judgment.

STOCKHOLDER PROPOSALS

All proposals which stockholders of the Company desire to have presented at the Annual Meeting of Stockholders to be held in May 2010 must be received by the Company at its principal executive offices on or before December 31, 2009.

By Order of the Board of Directors

LEIGH J. ABRAMS
Chairman of the Board of Directors

April ___, 2009

EXHIBIT A

AMENDMENT TO

DREW INDUSTRIES INCORPORATED

2002 EQUITY AWARD AND INCENTIVE PLAN

The Drew Industries Incorporated 2002 Equity Award and Incentive Plan is amended in the following respects effective May 20, 2009:

Paragaraph (a) of Section 4. Stock Subject to Plan is amended to read as follows:

“4. Stock Subject to Plan.

(a)
Overall Number of Shares Available for Delivery. Subject to adjustment as provided in Section 10(c), the total number of shares of Stock reserved and available for delivery in connection with Awards under the Plan shall be (i) 3,700,000 (after giving effect to the 2-for-1 stock dividend of September 2005), plus (ii) the number of shares that remain available for issuance under the Preexisting Plan after all awards thereunder have been settled, plus (iii) the number of shares subject to awards under the Preexisting Plan that become available in accordance with Section 4(b) after the Effective Date; provided, however, (A) that the total number of shares with respect to which ISOs may be granted shall not exceed the number specified under clause (i) above, and (B) no more than 1,000,000 shares (after giving effect to the 2-for-1 stock dividend of September 2005) may be awarded under this Plan for awards other than Options and/or SARs. Any shares of Stock delivered under the Plan shall consist of authorized and unissued shares or treasury shares.”

PRELIMINARY COPY

DREW INDUSTRIES INCORPORATED

DREW INDUSTRIES INCORPORATED
200 MAMARONEK AVENUE
WHITE PLAINS, NY 10601

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

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CONTROL # → 000000000000

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
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THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

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	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Edward W. Rose, III 02 Leigh J. Abrams 03 Fredrick M. Zinn 04 James F. Gero 05 Frederick B. Hegi, Jr.
06 David A. Reed 07 John B. Lowe, Jr. 08 Jason D. Lippert

The Board of Directors recommends you vote FOR the following proposal(s).

		For	Against	Abstain
2	To approve an amendment to the Company's Restated Certificate of Incorporation to decrease the authorized number of shares;	☐	☐	☐
3	To adopt an amendment to the Company's 2002 Equity Award and Incentive Plan to increase the number of shares subject to awards;	☐	☐	☐
4	To ratify the selection of KPMG LLP as independent auditors for the Company for the year ending December 31, 2009; and	☐	☐	☐
5	In their discretion, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.	☐	☐	☐

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If this proxy is executed by the undersigned Stockholder(s), but no direction is made, this proxy will be voted FOR items 1, 2, 3 and 4. If any other matters properly come before the meeting, the person named on this proxy will vote in their discretion.

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

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Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

0000018102_1 R2.09.03.15

PRELIMINARY COPY

Important Notice Regarding the Availability of Proxy Materials: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com .

DREW INDUSTRIES INCORPORATED
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

MAY 20, 2009

The stockholder(s) hereby appoint(s) Fredric M. Zinn and Joseph S. Giordano III, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Drew Industries Incorporated that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 A.M., Central Time on May 20, 2009, at The Renaissance Dallas Hotel, 2222 Stemmons freeway, Dallas, Texas 75207 and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF THIS PROXY IS PROPERLY EXECUTED BUT NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Continued and to be signed on reverse side

0000018102_2 R2.09.03.15